UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

JABIL CIRCUIT, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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JABIL CIRCUIT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On January 21, 2016

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jabil Circuit, Inc., a Delaware corporation (“Jabil”), will be held on Thursday, January 21, 2016, at 10:00 a.m. , Eastern Time (“ET”), in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704 for the following purposes:

1.	To elect nine directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2016;
3.	To approve (on an advisory basis) Jabil’s executive compensation;
4.	To re-approve the material terms of the performance goals under the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan, as amended and restated;
5.	To re-approve the material terms of the performance goals under the Jabil Circuit, Inc. Short-Term Incentive Plan, as amended and restated; and
6.	To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.

Only stockholders of record at the close of business on November 25, 2015 are entitled to notice of, and to vote at, the Annual Meeting.

This year we are pleased to save costs and help protect the environment by using the Notice and Access method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many stockholders this year will receive a Notice Regarding the Availability of Proxy Materials (“Notice”), which provides an Internet website address where stockholders can access electronic copies of the proxy materials and vote. This website also has instructions for voting by phone and for requesting paper copies of the proxy materials and proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares using one of the following methods: (1) vote through the Internet at the website or by telephone at the telephone number shown on the proxy card or Notice; or (2) if you received paper copies of your proxy materials in the mail, mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

FOR THE BOARD OF DIRECTORS OF JABIL CIRCUIT, INC.

Robert L. Paver

Chief Legal Officer, Corporate Secretary and General Counsel

St. Petersburg, Florida

December 9, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be Held on January 21, 2016:

The Proxy Statement and Annual Report to Stockholders are available at

www.edocumentview.com/JBL

Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

JANUARY 21, 2016

PROPOSAL NO. 4 RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE JABIL CIRCUIT, INC. 2011 STOCK AWARD AND INCENTIVE PLAN, AS AMENDED AND RESTATED	25
Recommendation of the Board of Directors	33
PROPOSAL NO. 5 RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE JABIL CIRCUIT, INC. SHORT-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED	34
Recommendation of the Board of Directors	37
COMPENSATION DISCUSSION AND ANALYSIS	38
EXECUTIVE SUMMARY	38
Executive Compensation Practices	39
How We Make Compensation Decisions	39
Our Executive Compensation Philosophy	39
Guiding Principles	40
Summary of Short and Long-Term Incentives Awarded in Fiscal 2015	40
Pay for Performance Philosophy	41
ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM	42
Balance of Elements.	42
NEO Total Direct Compensation Mix.	42
THE EXECUTIVE COMPENSATION PROCESS	43
Role of Compensation Consultant	43
Role of Management.	44
Role of Compensation Committee	44
Competitive Benchmarking	44
Setting of Salaries and Annual Cash Incentive Compensation	45
Long-Term Incentive Compensation Award Practices	45
OTHER COMPENSATION POLICIES AND CONSIDERATIONS	46
Retirement and Pension Plan, Death and Disability	47
Severance and Termination	47
Change in Control Arrangements	47
Non-Qualified Deferred Compensation	48
Recovery of Executive Compensation	48
Insider Trading Policy	48
Executive Share Ownership Requirements	49
Tax Deductibility of NEO Compensation	49
Accounting for Share-Based Compensation	49
Say-On-Pay Advisory Vote on Executive Compensation.	49
NEO Fiscal 2015 Compensation	50
ANNUAL COMPENSATION	50
NEO ANNUAL CASH INCENTIVES	50
Definition for Annual Cash Incentive Metric.	50
Selection and Weighting of Performance Measures	51
Determination of Incentive Goals and Objectives.	51
Actual Cash Incentive Achievement.	52
NEO LONG-TERM INCENTIVES	52
Actual Performance Results for Prior Long-Term Incentive Awards	52
Definitions for Long-Term Incentive Metrics Granted in Fiscal 2015	52
Long-Term Compensation	53
Performance-Based Equity Awards.	53
Time-Based Awards.	53
Stock Appreciation Awards	53
CEO COMPENSATION FOR FISCAL 2015	54

Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan, as amended and restated	A-1
APPENDIX B:
Jabil Circuit, Inc. Short-Term Incentive Plan, as amended and restated	B-1

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE, OR, IF YOU REQUESTED PAPER COPIES OF THE PROXY MATERIALS, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD.

JABIL CIRCUIT, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

JANUARY 21, 2016

INFORMATION CONCERNING SOLICITATION AND VOTING

General

We are using the Securities and Exchange Commission (“SEC”) Notice and Access model, which allows us to make the proxy materials available on the Internet, as the primary means of furnishing proxy materials to stockholders. On or about December 9, 2015, we mailed to all stockholders a Notice, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet. The Notice also contains instructions for requesting a full printed set of the proxy materials.

The enclosed proxy is solicited on behalf of Jabil Circuit, Inc., a Delaware corporation (except where the context otherwise requires, references herein to “Jabil” “Company” “we” “our” or “us” mean Jabil Circuit, Inc. together with its subsidiaries), for use at the Annual Meeting of Stockholders to be held on Thursday, January 21, 2016, at 10:00 a.m. (ET), and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704. Jabil’s principal executive office is located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, and its telephone number at that location is (727) 577-9749.

Record Date and Measurement Date

Stockholders of record at the close of business on November 25, 2015 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. As of October 29, 2015 (the “Measurement Date”), 190,537,866 shares of Jabil’s common stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Jabil’s common stock, see “Share Ownership by Principal Stockholders and Management” in the “Beneficial Ownership” section. The closing sales price of Jabil’s common stock on the New York Stock Exchange (“NYSE”) on the Measurement Date was $22.82 per share.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Jabil’s Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet or telephone at a later date) or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by Jabil. In addition, Jabil may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Jabil’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we would pay that firm customary fees for those services, which we believe would not be significant.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of Jabil common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, a withheld vote or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum.

Our Bylaws provide that the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, the plurality standard will apply. In Proposal 1, we have nominated nine directors for election at the Annual Meeting, and because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the election of directors is an uncontested election. To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, the incumbent director shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board will endeavor to act on the recommendation within 90 days following the recommendation. For additional information regarding the majority voting standard, see “Majority Voting for Directors.”

The approval of Proposals 2, 3, 4 and 5 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on each such specific Proposal. Abstentions and broker non-votes will have no effect on the approval of Proposals 2, 3, 4 and 5. Proposal 3 is considered a non-binding advisory vote.

A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the NYSE rules to vote on that particular proposal without receiving voting instructions from the beneficial owner. If you own shares through a broker, therefore, you must instruct your broker how to vote in order for your vote to be counted.

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting via the Internet or Telephone

For Shares Directly Registered in the Name of the Stockholder.  Stockholders with shares registered directly with Computershare Investor Services (“Computershare”), Jabil’s transfer agent, may vote as set forth on the Notice, or, if they received paper copies in the mail of the proxy materials, by mailing in the proxy or via the Internet or telephone at the World Wide Web address or telephone number set forth on the proxy card.

Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the Notice or the proxy card, if the registered stockholder received paper copies in the mail of the proxy materials. Votes submitted via the Internet or telephone by a registered stockholder must be received by 11:59 p.m. (ET) on January 20, 2016.

For Shares Registered in the Name of a Brokerage or Bank.  A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (ET) on January 20, 2016.

Notice and Access.  This year we are delivering proxy materials to many stockholders via the Internet under the SEC’s Notice and Access rules, which will save costs and paper. Using this method of distribution, on or about December 9, 2015, we mailed the Notice that contains basic information about our 2015 Annual Meeting and instructions on how to view all proxy materials, and vote electronically, on the Internet. If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request and the materials will be sent promptly to you via the preferred method. If you prefer to vote by phone rather than Internet, the website listed on the Notice (www.envisionreports.com/JBL) has instructions for voting by phone.

General Information.  These Internet and telephone voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ votes have been recorded properly. Stockholders voting via the Internet or telephone through either of these voting procedures should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholders. Also, please be aware that Jabil is not involved in the operation of either of these Internet and telephone voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

You may elect to receive future notices of meetings, proxy materials and annual reports electronically via the Internet, if then made available by Jabil. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the Proxy Statement and annual report materials. Participation instructions are set forth on the enclosed proxy card. When next year’s Proxy Statement and annual report materials are available, you may be sent an e-mail telling you how to access them electronically. Please note that, while we are using the rules enacted by the SEC regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, we may decide to change our procedures for the distribution of our proxy materials next year.

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil. Your participation in the new Internet program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Jabil that are intended to be presented by such stockholders at Jabil’s 2016 Annual Meeting of Stockholders must be submitted and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be received by Jabil no later than August 11, 2016 in order to be considered for possible inclusion in the Proxy Statement and form of proxy relating to that meeting. Our Bylaws provide that, for any stockholder proposal or director nomination to be properly presented at the 2016 Annual Meeting of Stockholders, whether or not also submitted for inclusion in our Proxy Statement, our Corporate Secretary must receive notice of the matter not less than 120 days prior to December 9, 2016, which will be August 11, 2016. The proxy solicited by the Board of Directors for the 2016 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal or director nomination presented at that meeting, unless Jabil is provided with written notice of such proposal by August 11, 2016. Any proposals or director nominations must be mailed to our principal executive offices located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Corporate Secretary. Each notice of director nomination must be accompanied by the information required for director nominations as set forth under the “Selection of Nominees for the Board of Directors” section. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the stockholder making the nomination or proposal, or that does not comply with our Bylaws, will be disregarded.

Fiscal Year End

Jabil’s fiscal year ends on August 31.

BENEFICIAL OWNERSHIP

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of Jabil as of the Measurement Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the named executive officers (“NEOs”) listed in the Summary Compensation Table; (iii) all current directors and executive officers of Jabil as a group; and (iv) each person known by Jabil to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 190,537,866 shares of Jabil’s common stock were issued and outstanding as of the Measurement Date.

	Number of	Percent of
Principal Stockholders:	Shares (1) (2)	Total
Capital International Investors (3)	12,400,053	6.5%
333 South Hope Street, Los Angeles, CA 90071
William D. Morean (4)	9,661,354	5.1%
2201 4th Street North, Unit 201, St. Petersburg, FL 33704
BlackRock Inc. (5)	12,320,015	6.5%
55 East 52nd Street, New York, NY 10022
The Vanguard Group, Inc. (6)	10,695,807	5.6%
100 Vanguard Boulevard, Malvern, PA 19355
Directors and Director Nominees:
Anousheh Ansari (7)	—	*
Martha F. Brooks (8)	71,730	*
Mel S. Lavitt (9)(10)	113,730	*
Timothy L. Main (11)	317,769	*
Mark T. Mondello (12)	639,779	*
Lawrence J. Murphy (10)	95,792	*
Frank A. Newman	168,865	*
John C. Plant (7)	—	*
Steven A. Raymund	157,988	*
Thomas A. Sansone (13)	2,560,345	1.3%
David M. Stout	55,300	*
Named Executive Officers:
Forbes I.J. Alexander (14)	265,203	*
William D. Muir, Jr. (15)	145,332	*
William E. Peters (16)	400,023	*
Robert L. Paver	2	*
All current directors and executive officers as a group (19 persons) (17)	5,581,543	2.9%

 * Less than one percent.

(1)

This column does not include all of the shares subject to stock appreciation rights (“SARs”) held by Jabil’s executive officers. As of the Measurement Date, Jabil’s executive officers held a total of 957,208 SARs, all of which have vested as of the Measurement Date. Upon exercise of a SAR, the holder will receive the number of shares of Jabil’s common stock that has a total value which is equivalent to the difference between the exercise price of the SAR and the fair market value of Jabil’s common stock on the date of exercise. As of the Measurement Date, the fair market value of Jabil’s common stock (based on its closing sales price on the NYSE) was $22.82 per share, which is lower than the exercise price of 454,208 of the SARs held by Jabil’s executive officers on the Measurement Date. As of the Measurement Date, only 503,000 of the SARs held by Jabil’s executive officers were exercisable. If Jabil’s stock price increases to $29.31, then certain of the SARs that are currently not exercisable could become exercisable within 60 days of the Measurement Date.

(2)

Some or all of the directors and executive officers hold their respective shares in brokerage accounts that contain standard language that can be triggered any time such individual buys securities on margin. As a result of such arrangements, all of the shares owned by our directors and NEOs may be deemed to be pledged.

(3)

The amount shown and the following information is derived from a Schedule 13G/A filed by Capital International Investors (“CII”), reporting beneficial ownership as of December 31, 2014. According to the Schedule 13G/A, CII has sole voting power over 10,245,234 shares and sole dispositive power over 12,400,053 shares.

(4)

The amount shown and the following information is derived from a Schedule 13G filed by William D. Morean, reporting beneficial ownership as of December 31, 2014. According to the Schedule 13G, Mr. Morean has sole voting power over 1,325,852 shares, shared voting power over 8,335,502 shares, sole dispositive power over 1,325,852 shares and shared dispositive power over 8,335,502 shares. Includes (i) 79,935 shares held by the William D. Morean Trust, of which Mr. Morean is trustee, as to which Mr. Morean has sole voting and dispositive power and (ii) 8,335,502 shares held by the William E. Morean Residual Trust, of which Mr. Morean is a member of the management committee, as to which Mr. Morean shares the power to direct the receipt of dividends from, or proceeds from the sale of, the 8,335,502 shares held by such trust. Does not include 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership. Mr. Morean is a former director of Jabil.

(5)

The amount shown and the following information is derived from a Schedule 13G filed by BlackRock Inc. (“BlackRock”), reporting beneficial ownership as of December 31, 2014. According to the Schedule 13G, BlackRock has sole voting power over 11,467,831 shares and sole dispositive power over 12,320,015 shares.

(6)

The amount shown and the following information is derived from a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”), reporting beneficial ownership as of December 31, 2014. According to the Schedule 13G/A, Vanguard has sole voting power over 128,667 shares, sole dispositive power over 10,582,399 shares and shared dispositive power over 113,408 shares.

(7)	Ms. Ansari and Mr. Plant are director nominees standing for election for the first time at the upcoming Annual Meeting.
(8)

Includes (i) 470 shares held by the Finn Grandchildren Trust, which is for the benefit of sixteen individuals (including three of Ms. Brooks’ children), for which Ms. Brooks is the sole trustee and over which Ms. Brooks disclaims beneficial ownership, and (ii) 3,960 total shares owned separately by three of Ms. Brooks’ children, over which Ms. Brooks disclaims beneficial ownership.

(9)	Includes 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership.
(10)	Mr. Lavitt and Mr. Murphy are not standing for re-election to the Board.
(11)

Includes (i) 4,310 total shares owned separately by two trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership and (ii) 2,290 total shares owned separately by two accounts, for each of which Mr. Main serves as a custodian for one of his children under the Florida Uniform Transfers to Minors Act.

(12)

Mr. Mondello is also Chief Executive Officer, and thus is a NEO in addition to being a director. Includes 80,000 shares subject to SARs held by Mr. Mondello that are exercisable within 60 days of the Measurement Date.

(13)

Includes (i) 2,013,532 shares held by TASAN Limited Partnership, a Delaware limited partnership, of which TAS Management, Inc. is the sole general partner, as to which Mr. Sansone has sole voting and dispositive power; Mr. Sansone is President of TAS Management, Inc., (ii) 388,325 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power and (iii) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership.

(14)	Includes 80,000 shares subject to SARs held by Mr. Alexander that are exercisable within 60 days of the Measurement Date.
(15)

Includes (i) 100,000 shares subject to SARs held by Mr. Muir that are exercisable within 60 days of the Measurement Date, (ii) 11,712 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership and (iii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership.

(16)	Includes 95,000 shares subject to SARs held by Mr. Peters that are exercisable within 60 days of the Measurement Date.
(17)

Includes 503,000 shares subject to options and SARs held by nine executive officers (including one employee director) and one non-employee director that are exercisable within 60 days of the Measurement Date. All of the shares disclaimed in the individual line items above are also disclaimed here.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Jabil’s executive officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by Jabil from certain reporting persons, Jabil believes that, during the fiscal year ended August 31, 2015, Courtney Ryan, due to an administrative error, did not timely file one Form 4 relating to the forfeiture of certain shares from a previously granted performance-based restricted stock unit award.

CORPORATE GOVERNANCE

AND BOARD OF DIRECTORS MATTERS

The affairs of Jabil are managed by the Board of Directors. Each member of the Board is elected at the annual meeting of stockholders each year or appointed by the incumbent Board and serves until the next annual meeting of stockholders or until a successor has been elected or approved.

Current Members of the Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Timothy L. Main, Chairman
Thomas A. Sansone, Vice Chairman			Chair
Martha F. Brooks	Ö
Mel S. Lavitt (a)		Ö	Ö
Mark T. Mondello
Lawrence J. Murphy (a)		Ö
Frank A. Newman	Ö
Steven A. Raymund	Chair
David M. Stout		Chair	Ö

(a)	Mr. Lavitt and Mr. Murphy are not standing for re-election to the Board.

Role of the Board of Directors’ Committees

Audit Committee.  The functions of the Audit Committee are described below under the heading “Audit Committee Report.” The current charter of the Committee was adopted on October 20, 2011 and is available in the Investors /Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Board of Directors has determined that each member of the Committee is an audit committee financial expert within the meaning of the SEC regulations and that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The Committee met twelve times and did not take action by written consent during fiscal 2015.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of Jabil’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board of Directors and makes recommendations to the Board regarding such candidates. The Committee also evaluates and makes recommendations to the Board in connection with its annual review of director independence and the Board’s performance self-evaluation. The current charter of the Committee was adopted on September 19, 2014, and is available in the Investors/Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Committee met four times and took action once via written consent during fiscal 2015.

Compensation Committee.  The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of Jabil’s executive officers. The Committee reviews and approves corporate goals and objectives relevant to the compensation of Jabil’s Chief Executive Officer, and sets the compensation level of the Chief Executive Officer based on this evaluation. The Committee is also generally empowered to administer awards outstanding under Jabil’s terminated 2002 Stock Incentive Plan as well as Jabil’s 2011 Stock Award and Incentive Plan, each with respect to all individuals. The current charter of the Committee was adopted on July 18, 2013, and is available in the Investors/Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Committee met six times and took action twice by written consent during fiscal 2015.

Risk Oversight

The Board’s Role in Risk Oversight.  Jabil faces a variety of different risks, including various operational, financial and other risks. The nature and effect of these risks vary in many ways, including our ability to anticipate and understand the risk, the types of negative impacts that could result if the risk manifests itself, the likelihood that an undesired event or a particular adverse impact would occur, and our ability to control the risk and reduce potential adverse impacts. Particular behaviors can avoid or mitigate some risks, and some risks are unavoidable as a practical matter. The potential adverse impact of some risks may be minor, and accordingly, as a matter of business judgment, allocating significant resources to avoid minor potential adverse impacts may not be appropriate. In other cases, a potential adverse impact may be significant, and spending resources to avoid or mitigate such a significant potential adverse impact is prudent. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. We engage in numerous activities seeking to align our voluntary risk-taking with Company strategy, and understand that projects and processes may enhance our business interests by encouraging innovation and appropriate levels of risk-taking.

The Board oversees risk management directly and through its committees associated with their respective subject matter areas. Generally, the Board oversees risks that may affect the business of Jabil as a whole, including operational matters. The Audit Committee is responsible for oversight of Jabil’s accounting and financial reporting processes and also discusses with management Jabil’s financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs, and the Nominating and Corporate Governance Committee oversees certain corporate governance risks. As part of their roles in overseeing risk management, these Committees periodically report to the Board regarding briefings provided by management and advisors as well as the Committees’ own analysis and conclusions regarding certain risks faced by Jabil. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

Business and operational risks are considered by the Board in many ways. The heads of each business group typically report to the Board quarterly, identifying and discussing various risks that they are facing. Our Chief Executive Officer communicates regularly with the Board on such matters. In addition, the internal audit department periodically reports to the Audit Committee on its evaluation of management’s effectiveness in addressing risks, by providing a comprehensive review of certain business and related risks, an assessment and ranking of various identified risk items based on their likelihood and the severity of the consequences, including both financial and non-financial impacts, and plans to manage and mitigate such risks. The internal audit department also consults with third party sources and advisors regarding certain potential risks facing Jabil, which is incorporated into its summary.

Certain financial risks are identified and discussed during our quarterly and year-end processes to follow Section 302 of the Sarbanes-Oxley Act of 2002. As part of this process, Jabil receives input from a broad range of people, including local and regional facility controllers, regarding financial results, compliance matters, and other matters. Similarly, we are required under Section 404 of the Sarbanes-Oxley Act of 2002 to produce an annual report on internal control over financial reporting in our Annual Reports on Form 10-K that contains management’s assessment of the effectiveness of Jabil’s internal control over financial reporting, and we also include certifications by our Chief Executive Officer and our Chief Financial Officer as to internal control matters. As part of management’s rigorous review of Jabil’s internal control over financial reporting in order to assure compliance with the Section 404 requirements, certain risks are identified and discussed.

Risks in Compensation Practices.  Jabil conducted a risk assessment of its compensation policies and practices for its employees, including those relating to its executive compensation programs. Our programs contain various mitigating factors to ensure our employees, including the NEOs, are not encouraged to take unreasonable risks in managing the business. These factors include:

•	Annual cash incentives and vesting for performance-based long-term awards use financial measures with sliding scales, which provide lower payments for lower performance and higher pay for higher performance, but set maximum payouts at 100% to 200% of the target levels for cash incentives and 150% of the target levels for performance-based equity awards.
•	For most cash incentive participants, performance metrics focused primarily on the use of reportable and broad-based financial metrics, including a mixture of consolidated and business-specific goals, with no single factor receiving an excessive weighting.
•	A mix of time-based and performance-based equity awards for senior management to avoid having a relatively high percentage of compensation tied to one element. We believe that time-based equity awards should reduce risky behavior because these awards are designed to retain employees and are earned over time.
•	A balance of short-term and long-term compensation creating diverse time horizons.
•	A relatively high degree of difficulty of performance targets.
•	Relatively long performance measurement periods to encourage long-term, rather than short-term, performance.
•	Minimum stock ownership requirements for our executive officers and directors to, among other things, encourage them to act in a manner consistent with the long-term interests of our stockholders.
•	Oversight of compensation programs by the Compensation Committee. We believe this mitigates risk by empowering a group of independent directors with substantial experience and expertise who owe fiduciary duties to act in the best interests of Jabil’s stockholders.
•	Oversight of programs by a broad-based group of functions within Jabil and at multiple levels within the organization to encourage different viewpoints and avoid situations where a small number of people are involved in compensation decisions.
•	Advice from outside advisors who are knowledgeable regarding various compensation policies and their associated risks.
•	Adoption of a clawback policy that allows us to recover performance-based compensation paid to executive officers on the basis of certain inaccurate financial results.

Based upon the assessment, we believe that our compensation policies and practices do not encourage excessive or unreasonable risk taking and are not reasonably likely to have a material adverse effect on Jabil.

Leadership Structure of the Board

The Board of Directors does not currently have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for Jabil. Our current Chairman, Mr. Main, is not an officer. Mr. Main has served as our Chairman since January 2013 and he was our Chief Executive Officer from 2000 until March 2013.

Executive Sessions

Our “independent” directors (as determined under the listing standards of the NYSE) meet at least once annually in executive session without any of our management present. Mr. Sansone, Vice Chairman, presides at such meetings. See “Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or to the independent directors as a group.

Corporate Governance Guidelines

The full text of the Corporate Governance Guidelines can be found in the Investors/Corporate Governance section of Jabil’s website (www.jabil.com). The Corporate Governance Guidelines reflect the principles by which Jabil and its Board of Directors operate and are not intended to create legal rights in any third party in the event of any failure to comply with any of the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee interprets the Corporate Governance Guidelines and determines whether actions taken are in compliance with these Guidelines.

Board Diversity

The Board of Directors and the Nominating and Corporate Governance Committee consider diversity in the selection of nominees, utilizing a broad meaning to include a nominee’s background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals. Diversity is noted to be a factor for consideration of nominees for director in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider and assess the effectiveness of its Corporate Governance Guidelines in connection with the annual director nomination process to assure it includes an effective mix of people to further our long-term business interests.

Director Stock Ownership Requirements

The Corporate Governance Guidelines were recently revised to require directors to accumulate, within five years of joining the Board, at least the number of shares of company stock equal to such director’s most recent annual board membership cash fee (which does not include any additional fees for Committee or Chair service), multiplied by five. The following forms of ownership are counted towards a director’s compliance with this requirement:

•	shares deemed to be beneficially owned under federal securities laws;
•	unvested time-based restricted stock shares;
•	shares subject to unvested time-based restricted stock unit awards; and
•	other forms of ownership approved by the board or a committee thereof.

If a director does not achieve the applicable stock ownership minimum by the applicable deadline or any time thereafter, the director will be required to retain half of the after-tax shares until the requirement is met.

Selection of Nominees for the Board of Directors

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of nominees to the Board for nomination at each annual meeting of stockholders. This Committee will consider nominees for board membership suggested by its members and other Board members, as well as management and stockholders. The Committee may at its discretion retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. A prospective nominee will be evaluated against the standards and qualifications set out in Jabil’s Corporate Governance Guidelines. The Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate, having high performance standards, and adding to the Board’s diversity of backgrounds, experiences, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits.

Following a planned process to identify and select qualified candidates to our Board, Ms. Ansari and Mr. Plant’s nominations were recommended by the Nominating and Corporate Governance Committee and approved by the Board on November 25, 2015, to fill the positions being vacated by Mr. Lavitt and Mr. Murphy. Potential candidates were solicited from members of the Board, the Company’s executives and a third-party search firm. The Board interviewed several candidates who were evaluated based on the standards and qualifications set out in Jabil’s Corporate Governance Guidelines for persons to be nominated, as discussed above. The Board believes Ms. Ansari and Mr. Plant meet these standards and qualifications and are qualified for election to the Board. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The Committee will give consideration to these recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. For each annual meeting of stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. An affiliated group of stockholders means stockholders constituting a group under SEC Regulation 13D. While the Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Committee will take into account the size and duration of a recommending stockholder’s ownership interest in Jabil. The Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed from time to time by the Committee or the full Board of Directors for board candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency.

All stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee in care of Jabil’s Corporate Secretary at Jabil’s principal headquarters, at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, FL 33716. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation for consideration does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. In addition to proposing nominees for consideration to the Nominating and Corporate Governance Committee, stockholders may also directly propose nominees for consideration at an annual meeting of stockholders. The requirements and procedures to be followed by stockholders for directly nominating directors are discussed under “Deadline for Receipt of Stockholder Proposals.”

A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

•	the name and address, including telephone number, of the recommending stockholder;
•	the number of Jabil’s shares owned by the recommending stockholder and the time period for which such shares have been held;
•	if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and
•	a statement from the recommending stockholder as to whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of Jabil’s next annual meeting of stockholders.

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Jabil);
•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Jabil and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Jabil);
•	a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;
•	a description of all relationships between the proposed nominee and any of Jabil’s competitors, customers, suppliers, labor unions or other persons with special interests regarding Jabil known to the recommending stockholder or director in Jabil’s filings with the SEC;
•	a statement supporting the recommending stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, including those that may be set forth in Jabil’s Corporate Governance Guidelines, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Jabil;
•	a statement as to whether, in the view of the recommending stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Jabil; and
•	the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Jabil.

Majority Voting for Directors

Our directors are elected in uncontested elections by a majority vote. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest number of votes will be elected to serve as directors.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board will endeavor to act on the recommendation within 90 days following the recommendation. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Current Report on Form 8-K or by a press release. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier death, resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies.

Determinations of Director Independence

The Board of Directors periodically undertakes a review of director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship with Jabil and is otherwise independent under the listing standards of the NYSE. As required by the NYSE listing standards, the Board considers all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board determined that the following directors are independent: Martha F. Brooks, Mel S. Lavitt, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone, and David M. Stout. In addition, the Board has determined that Ms. Ansari and Mr. Plant, the director nominees, are independent.

Board of Directors Meetings during Fiscal 2015

The Board of Directors held a total of six meetings and took action by unanimous consent nine times during fiscal 2015. All directors attended 75% or more of the aggregate number of Board and committee meetings. The Chairman of the Board presides over all meetings of the Board.

Policy Regarding Attendance at Annual Meeting of Stockholders

Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual meetings of stockholders, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil schedules a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors attended the previous Annual Meeting of Stockholders.

Communication with the Board of Directors

Communications directed to any director, or any group of directors, must be in writing and sent via certified mail to 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Corporate Secretary. All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the type and amount of shares of Jabil that the person holds;
•	if the person submitting the communication is not a stockholder and is submitting the communication as an interested party to an independent director, or the independent directors as a group, the nature of the person’s interest in Jabil;
•	any special interest, meaning an interest not in the capacity of a stockholder of Jabil, of the person in the subject matter of the communication; and
•	the name, address, telephone number and e-mail address, if any, of the person submitting the communication.

Jabil’s Corporate Secretary reviews all such correspondence and regularly forwards to the Board of Directors copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that the Corporate Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Business Conduct and Ethics and Senior Code

Jabil has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. In addition, Jabil has adopted a senior code of ethics titled “Code of Ethics for the Principal Executive Officer and Senior Financial Officers of Jabil Circuit, Inc.” that applies to the principal executive officer, president, principal financial officer, principal accounting officer and controller. The text of both documents can be found in the Investors/Corporate Governance section of Jabil’s website (www.jabil.com). Jabil anticipates that in the event any waivers from its Code of Ethics for the principal executive officer and senior financial officers are granted, notice of any such waiver will be posted on its website.

Compensation Committee Interlocks and Insider Participation

Jabil’s Compensation Committee was formed in November 1992 and is currently composed of Mr. Lavitt, Mr. Murphy and Mr. Stout. No member of the Committee who served during fiscal 2015 is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act. Mr. Lavitt and Mr. Murphy are not standing for re-election to the Board. Accordingly, the Board of Directors anticipates appointing other qualified directors to the Compensation Committee, as appropriate.

Related Party Transactions

Related Party Transactions Policy.  Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “related party” had, has or will have a direct or indirect material interest. “Related parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock, and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel) will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Committee meeting, the Committee’s chair shall have the authority to act on behalf of the Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee chair is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Committee (or, as applicable, the Committee chair) will consider, among other things, the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.

Certain Related Party Transactions.  Charles A. Main III, a brother of Timothy L. Main, a director of Jabil and the former Chief Executive Officer and President, is employed by Jabil’s Consumer Lifestyles group as Vice President, Global Business Unit. His compensation for fiscal 2015 consisted of the following items: regular base salary earnings of $336,000, a bonus of $322,560, equity awards representing 18,540 shares of Jabil common stock (consisting of performance-based restricted stock units (“RSUs”) at target level and time-based RSUs) whose aggregate grant date fair value was $342,805, a $10,923 contribution by Jabil on his behalf to his 401(k) plan account, a cost of living adjustment totaling $60,816, tax preparation fees totaling $56,350, a tax equalization settlement payment of $10,928 and tax gross ups totaling $157,913 for a total compensation of $1,298,295.

Director Compensation

It is the general practice of the Board that compensation for non-management directors be a mix of cash and equity. For fiscal 2015, the non-management directors received the following annual retainers, payable in cash quarterly:

Position	Annual Retainer ($)
Board membership fee (non-management directors only)	58,000
Chairman of the Board	100,000
Audit Committee - Chair	30,000
Audit Committee - other members	15,000
Compensation Committee - Chair	20,000
Compensation Committee - other members	10,000
Nominating and Corporate Governance Committee - Chair	10,000
Nominating and Corporate Governance Committee – other members	5,000

No director currently receives any additional cash compensation for attendance at Board or committee meetings. Directors are entitled to reimbursement for expenses incurred in connection with their attendance at Board and committee meetings. In addition, non-employee directors are eligible to receive awards under the 2011 Stock Award and Incentive Plan. For fiscal 2015, each non-employee director received 10,800 time-based RSUs, which vested on August 31, 2015.

Director Compensation in Fiscal 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Timothy L. Main (1)	158,000	199,692	357,692
Thomas A. Sansone	68,000	199,692	267,692
Martha F. Brooks	73,000	199,692	272,692
Mel S. Lavitt (3)	73,000	199,692	272,692
Mark T. Mondello	---	---	---
Lawrence J. Murphy (3)	68,000	199,692	267,692
Frank A. Newman	73,000	199,692	272,692
Steven A. Raymund	88,000	199,692	287,692
David M. Stout	83,000	199,692	282,692

(1)	As of the end of fiscal 2015, Mr. Main had outstanding options to purchase 177,000 shares of Jabil common stock.
(2)	Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of the award pursuant to ASC 718. For all of the directors who received a stock award in fiscal 2015, this amount was determined by multiplying the total number of RSUs awarded, 10,800, by the closing stock price on the date of grant (October 16, 2014) of $18.49, and is the aggregate amount of expense that will be recognized by us for financial statement reporting purposes in accordance with ASC 718 over the requisite service period of the award granted. The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2015. These awards vested on August 31, 2015.
(3)	Since Mr. Lavitt and Mr. Murphy are not standing for re-election,the Board has determined to allow their respective outstanding stock awards to accelerate at the expiration of their terms.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Nine directors are to be elected at the Annual Meeting. Jabil’s Board of Directors has authorized the nomination at the Annual Meeting of the persons named herein as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s nine nominees named below, all of whom are presently directors of Jabil. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Information regarding Jabil’s nominees for director is set forth below:

Name	Age	Principal Position	Director Since
Anousheh Ansari	49	Nominee for Director	*
Martha F. Brooks	56	Director	2011
Timothy L. Main	58	Chairman of the Board	1999
Mark T. Mondello	51	Chief Executive Officer, Director	2013
Frank A. Newman	67	Director	1998
John C. Plant	62	Nominee for Director	*
Steven A. Raymund	60	Director	1996
Thomas A. Sansone	66	Vice Chairman of the Board	1983
David M. Stout	61	Director	2009

*Nominated for election to the Board at the Annual Meeting.

Except as set forth below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of the directors and executive officers of Jabil. There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the directors are “independent” as defined in the applicable listing standards of the NYSE.

Board Composition

We believe that our directors should possess certain personal characteristics and competencies, which include high ethical standards, integrity, the willingness to be accountable for their decisions, providing informed judgment on a broad range of issues, being financially literate, acting with mature confidence which involves the ability to participate in open discussion, expecting high performance, and being passionate and creative. Additionally, the individuals that comprise the board should, as a group, represent a diverse mix of backgrounds, skills and expertise, with the ability to contribute their knowledge in such areas as accounting and finance, business judgment, management, crisis response, industry knowledge, international markets, and leadership, strategy and vision. We believe that the nominees we are presenting for directors possess these characteristics and contribute to the diverse mix that we seek for our board as a whole.

Anousheh Ansari.  Ms. Ansari is a director nominee for the Company’s January 2016 annual election. Since 2006, Ms. Ansari has served as the Chair and Chief Executive Officer of Prodea Systems, a privately held company that she founded which provides services and applications for in-home smart devices, networked appliances and mobile lifestyle devices. From 1993 until its acquisition in 2001, Ms. Ansari served as Chief Executive Officer and Chair of Telecom Technologies, Inc., a company that she founded which provided softswitch solutions. From 2001 to 2006, Ms. Ansari served as General Manager and Vice President of Sonus Network Inc.’s Softswitch division. Ms. Ansari holds a B.S. in Electronics and Computer Engineering from George Mason University and a Master’s in Electrical Engineering from George Washington University. Ms. Ansari’s extensive business experience, particularly in the technology industry, including her current service as the Chief Executive Officer of Prodea Systems, and leadership experience qualify her for election to the Board.

Martha F. Brooks.  Ms. Brooks is currently a Director of Bombardier Inc. and was recently appointed to serve as a special advisor to the Board at Constellium NV, and the Board expects to put forward the nomination of Ms. Brooks as a Non-Executive Director at the Company’s Annual General meeting to be held in June 2016. She was also a Director of Algeco Scotsman Holding S.A.R.L. until 2015, of Harley-Davidson, Inc. from 2009 to 2014 and of International Paper from 2003 to 2009. From 2007 to 2009, Ms. Brooks served as President and Chief Operating Officer of Novelis Inc., a global leader in aluminum rolling and recycling. She served as Chief Operating Officer of Novelis from 2005 to 2007, after Alcan Inc. completed a spinoff of Novelis. From 2002 to 2004, Ms. Brooks served as CEO, Americas and Asia Rolled Products Business and Senior Vice President of Alcan Inc. In addition, she was Vice President of Cummins Inc. from 1996 to 2002. Ms. Brooks holds a B.A. in Economics and Political Science and an M.B.A. in International Business from Yale University. We believe that Ms. Brooks’ extensive business experience and service on boards of other publicly-traded companies qualify her for re-election to the Board.

Timothy L. Main.  Mr. Main has served as Chairman of the Board since January 2013. He is also on the Board of Quest Diagnostics, a provider of diagnostic information services. Mr. Main served as Chief Executive Officer of Jabil from 2000 until March 1, 2013, and as a director since 1999. He joined Jabil in 1987 as a Production Control Manager, was shortly thereafter promoted to Operations Manager in 1987, to Project Manager in 1989, to Vice President Business Development in 1991, and to Senior Vice President, Business Development in 1996 and President in 1999. Prior to joining Jabil, Mr. Main was a commercial lending officer, international division for the National Bank of Detroit. Mr. Main earned a B.S. from Michigan State University and Master of International Management from Thunderbird. We believe that Mr. Main’s extensive history and experience with Jabil, including his current service as our Chairman of the Board and prior service as Chief Executive Officer of Jabil, qualify him for re-election to the Board.

Mark T. Mondello.  Mr. Mondello has served as Chief Executive Officer since March 1, 2013. Mr. Mondello was promoted to Chief Operating Officer in November 2002. Mr. Mondello joined Jabil in 1992 as a manufacturing supervisor and was promoted to Project Manager in 1993. Mr. Mondello was named Vice President, Business Development in 1997 and served as Senior Vice President, Business Development from January 1999 through November 2002. Prior to joining Jabil, Mr. Mondello served as project manager on commercial and defense-related aerospace programs for Moog, Inc. He holds a B.S. in Mechanical Engineering from the University of South Florida. We believe that Mr. Mondello’s current service as Chief Executive Officer of Jabil qualifies him for re-election to the Board.

Frank A. Newman.  Mr. Newman has served as a director of Jabil since 1998. Since May 2012, he has been President and Chief Executive Officer of the Stow Company, a privately held manufacturer of organization systems. Mr. Newman is also a director of Michigan Prosperity Funds, LLC. Mr. Newman served as Chairman of Medical Nutrition USA, Inc., a nutrition-medicine company, from 2003 to February 2011 and its Chief Executive Officer from 2002 to February 2011. From 2001 until 2002, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. From 2000 until 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an Internet pharmacy company. From 1993 until 2000, Mr. Newman was the President, Chief Operating Officer and a director of Eckerd Corporation, a retail drug store chain, and was its Chief Executive Officer from 1996 until 2000 and its Chairman of the Board of Directors from 1997 until 2000. From 1986 until 1993, Mr. Newman was the President, Chief Executive Officer and a director of F&M Distributors, Inc., a retail drug store chain. We believe that Mr. Newman’s extensive business experience, including his prior service as the chief executive officer of publicly-traded companies, knowledge of our Company, service on boards of other publicly-traded companies and proven leadership ability qualify him for re-election to the Board.

John C. Plant.  Mr. Plant is a director nominee for the Company’s January 2016 annual election. Mr. Plant is currently a Director of Gates Corporation, a privately held corporation, and MASCO Corporation. Mr. Plant was the Chief Executive Officer, President and Chairman of the Board of TRW Automotive Holdings Corporation (renamed ZF TRW Automotive in 2015), a diversified automotive supplier, from 2011 to 2015. He was the President and Chief Executive Officer from 2003 to 2011. From 2001 to 2003, Mr. Plant was a co-member of the Chief Executive Office of TRW Inc. and the President and Chief Executive Officer of the automotive business of TRW Inc. From 1999 to 2001, Mr. Plant was the Executive Vice President of TRW Inc. and General Manager of TRW Chassis Systems. From 1978 to 1999, Mr. Plant was employed by Lucas Industries in a variety of positions, including certain management positions (last serving as President of Lucas Variety Automotive until its acquisition by TRW). Mr. Plant has served for many years as a director of the Automotive Safety Council and as the Vice Chairman of the Kennedy Center Corporate Fund Board. From 1974 to 1977, Mr. Plant served as a Chartered Accountant at Touche Ross. Mr. Plant holds a B.S. in Commerce in Economics, Accounting and Law from the University of Birmingham and is a Fellow of the Institute of Chartered Accountants. Mr. Plant’s extensive business experience, including his extensive experience as a public company executive and service on the boards of other publicly-traded companies, qualify him for election to the Board.

Steven A. Raymund.  Mr. Raymund has served as a director of Jabil since 1996. Mr. Raymund currently serves as Chairman of the Board of Directors of Tech Data Corporation and is also a director of WESCO International, Inc., where he serves as chair of the Audit Committee. Mr. Raymund began his career at Tech Data Corporation, a distributor of personal computer products, in 1981 as Operations Manager. He became Chief Operating Officer in 1984 and was promoted to the position of Chief Executive Officer of Tech Data Corporation in 1986, serving until his resignation in October 2006. Mr. Raymund holds a B.S. in Economics from the University of Oregon, and a Master’s Degree in International Politics, Georgetown University, School of Foreign Services. We believe that Mr. Raymund’s extensive business experience, including his former service as the chief executive officer of a publicly-traded company, knowledge of our Company, service on boards of other publicly-traded companies and service leading the Audit Committee qualify him for re-election to the Board.

Thomas A. Sansone.  Mr. Sansone served as President of Jabil from 1988 to 1999 when he became Vice Chairman of the Board. Mr. Sansone joined Jabil in 1983 as Vice President and has served as a director since that time. Mr. Sansone is also a director of Academy Prep Foundation, a charitable organization. Prior to joining Jabil, Mr. Sansone was a practicing attorney with a specialized practice in taxation. He holds a B.A. from Hillsdale College, a J.D. from Detroit College of Law and an LL.M. in taxation from New York University. We believe that Mr. Sansone’s business and legal experience, including his prior service as President of Jabil, qualify him for re-election to the Board.

David M. Stout.  Mr. Stout became a director of Jabil in September 2009. He is also currently a director of Airgas, Inc., NanoBio Corporation, a privately held corporation, and Actelion Pharmaceutical, Ltd. From 2003 to 2008, Mr. Stout was President, Pharmaceuticals, GlaxoSmithKline, with responsibility for global pharmaceutical operations. From 1999 to 2003, he served as President of U.S. Pharmaceuticals. From 1996 until 1998, he served as Senior Vice President and Director, Sales and Marketing-U.S., for SmithKline Beecham. From 1994 until 1996, Mr. Stout was President of Schering Laboratories, a division of Schering-Plough Corporation and held various executive and sales and marketing positions with Schering-Plough from 1979. Mr. Stout holds a B.S. in Biology from Western Maryland College. We believe that Mr. Stout’s extensive business experience and service on boards of other publicly-traded companies qualify him for re-election to the Board.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

CERTIFIED PUBLIC ACCOUNTING FIRM

In October 2014, the Audit Committee approved the selection of Ernst & Young LLP (“E&Y”) to serve as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2016.

The audit reports of E&Y on the consolidated financial statements of Jabil and its subsidiaries as of and for the year ended August 31, 2015 and the effectiveness of internal control over financial reporting as of August 31, 2015 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended August 31, 2015, and the subsequent interim period through the filing of Jabil’s Form 10-K for the fiscal year ended August 31, 2015 on October 14, 2015, there were (i) no disagreements between Jabil and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of E&Y are expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions.

Audit Committee Report

Jabil Circuit, Inc.’s Audit Committee serves to assist Jabil’s Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Jabil to the public, Jabil’s systems of internal controls regarding finance and accounting that management and the Board have established and Jabil’s auditing, accounting and financial reporting processes generally.

The Audit Committee is composed solely of independent directors, as defined in the listing standards of the New York Stock Exchange, as well as other statutory, regulatory and other requirements applicable to Jabil.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investor Relations section of Jabil’s website (www.jabil.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to insure early or timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.

Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process, including internal control over financial reporting. Jabil’s independent registered certified public accounting firm is responsible for expressing an opinion on the effectiveness of Jabil’s internal control over financial reporting and conformity of Jabil’s financial statements with United States generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent registered certified public accounting firm.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered certified public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered certified public accounting firm with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered certified public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management or the independent registered certified public accounting firm.

For fiscal 2015, E&Y has acted as Jabil’s independent registered certified public accounting firm.

In this context, the Audit Committee reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and E&Y.
(2)	The Audit Committee has discussed with E&Y the matters required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 16.
(3)	The Audit Committee has received and reviewed the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board Rule regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with E&Y its independence from Jabil.
(4)	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, for filing with the SEC.
(5)	The Audit Committee has appointed E&Y as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2016.

Submitted by the Audit Committee:

Steven A. Raymund, Chair

Frank A. Newman

Martha F. Brooks

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by E&Y for the audit of Jabil’s annual financial statements for the fiscal years ended August 31, 2015 and August 31, 2014, and fees billed for other services rendered by E&Y during those periods.

Fee Category	Fiscal 2015 Fees	Fiscal 2014 Fees
Audit Fees	$10,471,000	$8,166,635
Audit-Related Fees	$116,000	$2,195,642
Tax Fees	$2,321,000	$2,160,000
All Other Fees	$0	$0
Total Fees	$12,908,000	$12,522,277

Audit Fees.  Consists of fees billed for professional services rendered for the audit of Jabil’s consolidated financial statements, the effectiveness of internal control over financial reporting, review of the interim financial statements included in quarterly reports and services that are normally provided by E&Y in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Jabil’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations regarding financial accounting and reporting standards.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, and tax planning (domestic and international).

All Other Fees.  There were no other fees for the periods presented.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered certified public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2015, all services were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board of Directors

If the stockholders do not approve the selection of E&Y, the appointment of the independent registered certified public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules issued by the SEC require that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs, as disclosed in this Proxy Statement. At the Annual Meeting of Stockholders held in January 2015, more than 98% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs.

Stockholders are urged to read the “Compensation Discussion and Analysis” section, the compensation tables and the accompanying narrative disclosure set forth in this Proxy Statement. As described in detail in the “Compensation Discussion and Analysis” section, we believe our compensation programs are predominantly performance-based, and are designed to attract, retain and motivate our NEOs, who are critical to our success, and to align their interests with those of our stockholders. The compensation program for our NEOs is composed of the following features, among others:

●	Our Compensation Committee is composed solely of independent directors. The Committee has established a process for determining compensation for our NEOs, which includes advice from an independent compensation consultant and a review of compensation practices at peer group companies.

●	Our Compensation Committee engages in a robust and comprehensive annual review of the Company’s performance metrics and goals in an attempt to ensure that they properly motivate and incent our NEOs to implement our long-term strategy and position Jabil for increased profitability and greater financial strength.

●	Our Compensation Committee receives advice from its independent compensation consultant, Steven Hall & Partners, which performs no other services for Jabil.

●	A majority of the compensation payable to our NEOs is performance-based, including our annual cash incentive program, our performance-based restricted stock unit awards, which vest over multi-year performance periods, if at all, and our stock appreciation rights. Over 75% of our NEOs’ target compensation is linked to Jabil’s business and stock price performance.

●	Our compensation philosophy is to pay for performance. While our financial results for fiscal 2015 for revenues, net income and core operating income resulted in above target achievement with respect to our annual cash incentive program, our long-term multi-year performance goals measuring cumulative core EPS were below the threshold, resulting in no vesting of the long-term performance-based equity and cash awards with performance measurement periods ending in fiscal 2015.

●	We believe the payout levels in relation to our performance demonstrate that our goals are set at challenging levels.

●	We have stock ownership requirements for our NEOs.

●	We have adopted a clawback policy which allows us to recoup certain performance-based incentive compensation paid to our executive officers in the event we report certain inaccurate financial results.

●	We employ our NEOs “at will” without guaranteed employment, severance or change in control agreements.

●	Our NEOs participate in the same benefit plans as our salaried employees, with little or no special executive perquisites.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Jabil’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This vote is advisory, and therefore not binding on Jabil, the Compensation Committee or the Board of Directors. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

We currently hold our say-on-pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur no later than the January 2018 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

RE-APPROVAL OF THE MATERIAL TERMS

OF THE PERFORMANCE GOALS UNDER

THE JABIL CIRCUIT, INC.

2011 STOCK AWARD AND INCENTIVE PLAN,

AS AMENDED AND RESTATED

Jabil is seeking re-approval of the material terms of the performance goals under the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan, as amended and restated (the “2011 Stock Incentive Plan”), for the purpose of preserving its ability to deduct compensation paid to certain executives pursuant to any performance-based award that may be made in the future under the 2011 Stock Incentive Plan.

The 2011 Stock Incentive Plan was originally adopted by the Board of Directors in October 2010 and approved by the stockholders in January 2011. The 2011 Stock Incentive Plan replaced the 2002 Stock Incentive Plan, which was terminated in January 2011 immediately upon the effectiveness of the 2011 Stock Incentive Plan. Jabil’s stockholders approved an amendment to the 2011 Stock Incentive Plan in January 2013 to increase the size of the 2011 Stock Incentive Plan by 9,500,000 shares to 18,350,000 shares.

Since January 2013, the 2011 Stock Incentive Plan has been amended by the Compensation Committee to make certain immaterial changes which did not require stockholder approval.

Jabil believes that grants of stock-based awards help to motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of Jabil. Moreover, stock-based award grants align the interests of the employees with the interests of the stockholders. When Jabil performs well, employees are rewarded along with other stockholders. Jabil believes that stock-based award grants are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand. The Board of Directors believes that the ability to grant stock-based awards will be important to Jabil’s future success by allowing it to remain competitive in attracting and retaining such key personnel.

The 2011 Stock Incentive Plan is designed so that incentive awards that constitute “qualified performance-based compensation” will not be subject to the tax deduction limits of Section 162(m) of the Code. Section 162(m) of the Code prevents a publicly held corporation from claiming tax deductions for annual compensation in excess of $1,000,000 paid to certain of its senior executives unless the compensation is “qualified performance-based compensation.” Compensation qualifies as “qualified performance-based compensation” only if it is payable on account of performance and satisfies certain other requirements, one of which is that the material terms of the performance goals under the plan be approved by the stockholders at least once every five years. The key senior executives who are subject to the compensation deduction limitation include any individual who, as of the last day of Jabil’s taxable year, is Jabil’s chief executive officer or among the three highest compensated officers other than the chief executive officer and the chief financial officer.

To continue to qualify for the exception to the deduction limits of Section 162(m) of the Code, the material terms of the performance goals under the 2011 Stock Incentive Plan must be re-approved by Jabil’s stockholders once every five years because the Compensation Committee has retained discretion to vary the targets under the performance goals from year to year. Accordingly, Jabil is seeking re-approval of the material terms of the performance goals included in the 2011 Stock Incentive Plan in order to preserve Jabil’s ability to deduct compensation paid to certain executives pursuant to any performance-based award that may be made in the future under the 2011 Stock Incentive Plan. The material terms of the performance goals under the 2011 Stock Incentive Plan that must be re-approved for purposes of Section 162(m) of the Code include (1) the employees eligible to receive the performance-based compensation, (2) the performance criteria under which the performance-based compensation will be determined, and (3) the maximum amount of performance-based compensation that could be paid to any employee in a fiscal year.

This proposal is not requesting any additional shares of common stock under the 2011 Stock Incentive Plan.

Description of the 2011 Stock Incentive Plan

The following summary, including the material terms of the performance goals, is qualified in its entirety by the terms of the 2011 Stock Incentive Plan, a copy of which is attached to this proxy as Appendix A.

Purpose.  The purposes of the 2011 Stock Incentive Plan are to help Jabil attract and retain personnel for positions of substantial responsibility, to provide for incentive awards that appropriately reward achievement of Jabil’s goals, and to promote the success of Jabil’s business.

Awards.  The 2011 Stock Incentive Plan provides for awards of incentive stock options, nonqualified stock options, stock awards (including restricted stock and RSUs), stock appreciation rights, other stock-based awards, and cash-based awards. The Administrator may adopt sub-plans applicable to particular foreign subsidiaries. With limited exceptions, the rules of such sub-plans may take precedence over other provisions of the 2011 Stock Incentive Plan. The ability to adopt such sub-plans will facilitate Jabil’s global compensation program.

Stock Subject to the 2011 Stock Incentive Plan.  The aggregate number of shares of common stock that may be subject to awards under the 2011 Stock Incentive Plan, subject to adjustment upon a change in capitalization, is 18,350,000 shares plus certain additional shares recaptured from awards under the 2002 Stock Incentive Plan (compared to the 41,808,726 shares that were authorized for issuance pursuant to the 2002 Stock Incentive Plan), which was terminated in January 2011 immediately upon the effectiveness of the 2011 Stock Incentive Plan. Such shares of common stock may be authorized, but unissued, or reacquired shares of common stock. To the extent that an award under the 2011 Stock Incentive Plan or under the 2002 Stock Incentive Plan expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery of shares to the grantee, the shares retained by or returned to Jabil will not be deemed to have been delivered and will be deemed to remain or become available under the 2011 Stock Incentive Plan, except that shares that are withheld from an award in payment of the exercise price or taxes and shares subject to a stock appreciation right not delivered upon exercise shall be deemed to be delivered for purposes of the 2011 Stock Incentive Plan and therefore will not be deemed to remain or to become available under the 2011 Stock Incentive Plan.

Administration.  The 2011 Stock Incentive Plan may be administered by the Board of Directors or one or more committees designated by the Board (the “Administrator”). The Administrator may require that awards be structured to satisfy an exemption under Rule 16b-3 of the Exchange Act or to qualify for an exemption from the compensation deduction limit under Section 162(m) of the Code, or both. Subject to the other provisions of the 2011 Stock Incentive Plan, the Administrator has the power to determine the terms of each award granted, including the type of award, the exercise price of options, the number of shares subject to the award and the exercisability, vesting or settlement thereof. In accordance with and to the extent permitted by applicable law, the Board may, by resolution, authorize one or more officers of Jabil to designate employees of Jabil (other than officers) to be recipients of awards and determine the number of shares to be subject to such awards.

Eligibility.  The 2011 Stock Incentive Plan provides that the Administrator may grant awards to employees, consultants, and non-employee directors. The Administrator may grant incentive stock options only to employees. There are approximately 161,000 eligible employees, eight eligible non-employee directors, and an unknown number of eligible consultants in the 2011 Stock Incentive Plan. A grantee who has received a grant of an award may, if he is otherwise eligible, receive additional award grants. The Administrator selects the grantees and determines the number of shares of common stock to be subject to each award. The Administrator may not grant to any grantee, in any fiscal year of Jabil, awards relating to more than 3,000,000 shares of common stock; in the case of awards subject to a performance goal, this limitation is applied in the fiscal year in which the performance goal is met. In addition, the maximum amount that a grantee may earn by satisfaction of performance goals under cash-denominated awards during any fiscal year of Jabil is $45,000,000.

Maximum Term and General Terms and Conditions of Awards.  With respect to any grantee who owns stock possessing 10% or more of the voting power of all classes of stock of Jabil (a “10% Stockholder”), the maximum term of any incentive stock option granted to such grantee must not exceed five years. The term of all other awards granted under the 2011 Stock Incentive Plan may not exceed ten years, except that permissible deferrals of awards may extend beyond ten years. Each award granted under the 2011 Stock Incentive Plan is evidenced by a written or electronic agreement between the grantee and Jabil.

An award agreement may set forth the manner in which the grantee’s death, disability, or termination of continuous status as an employee or consultant or non-employee director and related events will affect the award. However, in the absence of an explicit provision in the applicable award agreement, the 2011 Stock Incentive Plan provides the default manner in which the grantee’s termination due to death or disability will affect the grantee’s awards.

With respect to a grantee’s termination due to death, the default provision in the 2011 Stock Incentive Plan provides that all of the grantee’s outstanding unvested awards will become fully vested and exercisable (as applicable) at the date of the grantee’s death; provided, however, if any of the outstanding awards are subject to performance-based forfeiture conditions immediately prior to the grantee’s death, a pro rata portion of such outstanding awards for each applicable performance measurement period (that commences before the grantee’s death and ends after the grantee’s death) will become fully vested and exercisable (as applicable), as determined by the Administrator. Any outstanding performance-based award that exceeds the pro rata portion of the grantee’s award at the grantee’s date of death will be forfeited at the grantee’s date of death.

With respect to a grantee’s termination due to disability, the default provision in the 2011 Stock Incentive Plan provides that all of the grantee’s outstanding unvested awards will become fully vested and exercisable (as applicable) at the date of the grantee’s termination; provided, however, if any of the outstanding awards are subject to performance-based forfeiture conditions immediately prior to the grantee’s termination, a pro rata portion of the grantee’s outstanding awards for each applicable performance measurement period (that commences before the grantee’s termination and ends after the grantee’s termination) will remain outstanding and be eligible to become fully vested and exercisable (as applicable) based on the actual achievement of the performance goal(s) during the applicable performance measurement period in accordance with the terms of the applicable award agreement. Any outstanding performance-based award that exceeds the pro rata portion of the grantee’s award at the grantee’s termination due to disability will be forfeited at the grantee’s termination. Except as described below, an award granted under the 2011 Stock Incentive Plan is not transferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable during the grantee’s lifetime only by the grantee. In the event of the grantee’s death, an option or stock appreciation right may be exercised by a person who acquires the right to exercise the award by bequest or inheritance. To the extent and in the manner permitted by applicable law and the Administrator, a grantee may transfer an award to certain family members and other individuals and entities, but a transfer to a third party for value is not permitted.

Options.  Each option granted under the 2011 Stock Incentive Plan is subject to the following terms and conditions:

(a)

Exercise Price. The Administrator determines the exercise price of options to purchase shares of common stock at the time the options are granted. As a general rule, the exercise price of an option must be no less than 100% (110% for an incentive stock option granted to a 10% Stockholder) of the fair market value of the common stock on the date the option is granted. The 2011 Stock Incentive Plan provides exceptions for certain options granted in connection with an acquisition by Jabil of another corporation. For so long as Jabil’s common stock is traded on any established exchange and readily tradable on such market, the fair market value of a share of common stock shall be the closing sales price for such stock as quoted on such system on the date of determination of such fair market value as reported in The Wall Street Journal or such other source as the Administrator deems reliable or, if no closing sales price for such day is reported, on the latest previous trading day. This definition of fair market value also applies for other purposes under the 2011 Stock Incentive Plan.

(b)	Exercise of the Option. Each award agreement specifies the term of the option and the date when the option is to become exercisable. The terms of such vesting are determined by the Administrator. An option is exercised by giving written or electronic notice of exercise to Jabil, specifying the number of full shares of common stock to be purchased and by tendering full payment of the purchase price to Jabil.

(c)	Form of Consideration. The consideration to be paid for the shares of common stock issued upon exercise of an option is determined by the Administrator and set forth in the award agreement. Except as otherwise determined by the Administrator, the acceptable form of consideration when exercising an option may consist of any combination of cash, personal check, wire transfer, other shares of Jabil’s common stock, net exercise, any combination thereof, or any other legally permissible form of consideration as may be provided in the 2011 Stock Incentive Plan and the award agreement. Promissory notes can be a permitted form of consideration, except as limited by law; however, legal restrictions generally will not allow executive officers to pay consideration in the form of promissory notes.

(d)	Value Limitation. If the aggregate fair market value of all shares of common stock subject to a grantee’s incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonqualified options. For this purpose, fair market value is determined as of the grant date.

(e)	Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the 2011 Stock Incentive Plan as may be determined by the Administrator. Shares of common stock covered by options which have terminated and which were not exercised prior to termination will be returned to the 2011 Stock Incentive Plan.

Stock Appreciation Rights.  The exercise of a stock appreciation right will entitle the grantee to receive the excess of the fair market value of a share of common stock on the date of exercise over the base price for each share of common stock with respect to which the stock appreciation right is exercised. The base price of a stock appreciation right must be no less than 100% of the fair market value of the common stock on the date the stock appreciation right is granted. Payment upon exercise of a stock appreciation right may be in cash, shares of common stock or a combination of cash and shares of common stock. Stock appreciation rights may be exercised by the delivery to Jabil of a written or electronic notice of exercise.

Stock Awards.  A stock award may be made in shares or in units representing rights to receive shares. The award agreement will set forth the conditions, if any, which will need to be timely satisfied before the stock award will be vested and settled and the conditions, if any, under which the grantee’s interest in the related shares or units will be forfeited. Any such conditions for effectiveness or vesting may be based upon the passage of time and continued service by the grantee, or the achievement of specified performance objectives, or both time-based and performance-based conditions. A stock award made in shares that are subject to forfeiture conditions and/or other restrictions may be designated as an award of restricted stock, and a stock award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an award of RSUs. An award of restricted stock generally entitles the grantee to dividend, voting and other ownership rights during the period in which the award is subject to forfeiture conditions. However, in the case of restricted stock that is conditioned on the attainment of performance goals, the grantee will not receive payment of any dividends unless and until the restricted stock becomes vested. A grantee generally will not have any rights as a stockholder with respect to shares underlying an award of RSUs until such time, if any, as the underlying shares are actually issued to the grantee. The Administrator may provide in a restricted stock unit award agreement for the payment of dividend equivalents to the grantee at such times as paid to stockholders generally or at the time of vesting or other payout of the RSUs. However, in the case of such an award that is conditioned on the attainment of performance goals, the grantee will not receive payment of any dividend equivalents unless and not earlier than such time as the RSUs have become vested.

Other Stock-Based Awards and Cash-Based Awards.  The Administrator may grant other stock-based awards in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as the Administrator determines in its discretion. Other stock-based awards may be denominated in cash, in Jabil common stock or other securities, in units, in securities or debentures convertible into common stock, or in any combination of the foregoing, and may be paid in cash, in Jabil common stock or other securities, or in any combination of the foregoing, all as determined in the discretion of the Administrator. The Administrator may also grant cash-based awards in such amounts and upon such terms, which may include performance conditions, and at any time and from time to time, as shall be determined by the Administrator and set forth in an award agreement.

Code Section 162(m) Provisions.  For awards that are intended to qualify for an exemption from the limit on tax deductibility under Code Section 162(m), the Compensation Committee must act as the Administrator. If the Committee designates an award as subject to the Code Section 162(m) provisions of the 2011 Stock Incentive Plan, then the lapsing of restrictions on the award and the distribution of shares or payment, as applicable, shall be subject to satisfaction of one, or more than one, objective performance goal(s). The Committee shall determine the performance goal(s) that will be applied with respect to each such award at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance goal(s) relate (or 25% of the specified performance measurement period if such period is less than one year). The performance criteria applicable to such awards will be one or more of the following criteria: stock price; market share; sales, including to specified market segments or targeted customers; earnings per share, core earnings per share or variations thereof; return on equity; costs; revenue; cash to cash cycle; days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on net assets; return on sales; inventory turns; invested capital, including completion of a specified capital-raising transaction; net operating profit after tax; return on invested capital; total stockholder return; earnings; return on equity or average shareowners’ equity; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios; market performance; completion of a specified acquisition or disposition; bookings; business divestitures and acquisitions; cash position; contribution margin; customer renewals; customer retention rates; earnings before interest and taxes; EBITDA; employee satisfaction; expenses; gross profit dollars; growth in bookings; growth in revenues; net profit; net sales; new product development; number of customers; productivity; operating cash flow; operating expenses; product defect measures; product release timelines; productivity; research and development milestones; revenue growth; time to market; working capital; or such similarly objectively determinable financial or other measures as may be adopted by the Compensation Committee.

The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The targeted level or levels of performance may be established in terms of company-wide objectives or objectives that are related to the performance of the individual grantee or the subsidiary, division, department or function within Jabil or the subsidiary in which the grantee is employed. The specified performance measurement period(s) may be annual, multi-year, quarterly, or of any other duration determined by the Compensation Committee. The Committee may specify that performance will be determined before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequency of occurrence, or other financial and general and administrative expenses for the performance period. Performance goals need not be based on audited financial results.

The Compensation Committee may not increase the compensation payable, including the number of shares of common stock granted pursuant to any award, that would otherwise be due upon achievement of a performance goal under any award intended to qualify for an exemption from the limit on tax deductibility under Code

Section 162(m). Notwithstanding the achievement of any performance goal and any contrary provision of the 2011 Stock Incentive Plan, the Compensation Committee may, in its discretion, reduce the amount of compensation otherwise to be paid or earned in connection with an award granted on or after September 1, 2013 intended to qualify for an exemption from the limit on tax deductibility under Code Section 162(m), provided that the Compensation Committee may not make such reduction after a change in control of Jabil.

Prior to the payment of any award intended to be exempt under Code Section 162(m), the Compensation Committee will certify in writing that the performance goal(s) applicable to such award were met. Prior to the payment of an award to a grantee who is not an “officer” of Jabil for purposes of Section 16 of the Exchange Act, the written certification that the performance goal(s) applicable to such award was met may be made by such grantee’s divisional Executive Vice President or Chief Executive Officer, by the Chief Operating Officer of Jabil or by the President of Jabil, and such officer may, in his or her discretion, reduce the amount of compensation otherwise to be paid or earned in connection with such award granted on or after September 1, 2013, notwithstanding the achievement of any performance goal and notwithstanding any other contrary provision of the 2011 Stock Incentive Plan; provided, no such reduction may be made after a change in control.

Adjustment upon Changes in Capitalization.  In the event of changes in the outstanding stock of Jabil by reason of any stock splits, reverse stock splits, stock dividends, or other change in the capital structure of Jabil or extraordinary dividend, spinoff, or similar event affecting the value of Jabil’s common stock, an appropriate adjustment will be made by the Board of Directors in: (i) the number of shares of common stock subject to the 2011 Stock Incentive Plan, (ii) the number of shares of common stock subject to any award outstanding under the 2011 Stock Incentive Plan, (iii) the exercise price of any such outstanding award, (iv) any share-based performance condition, and (v) the annual per-person limitation on equity awards. The determination of the Board of Directors as to which adjustments shall be made shall be conclusive.

Change in Control.
Unless otherwise provided in an award agreement, the following provisions shall apply to outstanding awards in the event of a change in control of Jabil.

(a)	Continuation, Assumption, or Replacement of Outstanding Awards. The surviving or successor entity may continue, assume, or replace all or some awards outstanding as of the date of the change in control, and such awards or replacements therefore shall remain outstanding and be governed by their respective terms. If the grantee’s continuous status as an employee or consultant or non-employee director does not terminate prior to the first anniversary of the date of the change in control (the “Change in Control Anniversary”), then on the Change in Control Anniversary:

(i)	all of the grantee’s continued, assumed, or replaced outstanding options and stock appreciation rights that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms,
(ii)	all of the grantee’s continued, assumed, or replaced unvested stock awards and other stock-based awards will become immediately fully vested and non-forfeitable; and
(iii)	any performance objectives applicable to the grantee’s continued, assumed, or replaced unvested awards for performance measurement periods not yet ended at the date of the Change in Control Anniversary will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the Change in Control Anniversary (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the award.

If the grantee’s continuous status as an employee or consultant or non-employee director terminates prior to the Change in Control Anniversary as a result of termination by Jabil without cause or resignation by the grantee for good reason, then on the date of termination:

(i)

all of the grantee’s outstanding continued, assumed, or replaced options and stock appreciation rights that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms,

(ii)	all of the grantee’s continued, assumed, or replaced unvested stock awards and other stock-based awards will become immediately fully vested and non-forfeitable; and
(iii)	any performance objectives applicable to the grantee’s unvested continued, assumed, or replaced awards for performance measurement periods not yet ended at the date of termination will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the date of termination (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the award.

(b)	Acceleration of Awards. If and to the extent that outstanding awards are not continued, assumed or replaced in connection with a change in control, then:

(i)	outstanding options and stock appreciation rights issued to the grantee that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms,
(ii)	all unvested stock awards and other stock-based awards will become immediately fully vested and non-forfeitable; and
(iii)	any performance objectives for performance measurement periods not yet ended at the date of the change in control will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the change in control (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the award.

The Administrator in its discretion may terminate some or all of such outstanding awards, in whole or in part, as of the effective time of the change in control in exchange for payments to the holders. The payment for any award or portion thereof terminated shall be in an amount equal to the excess, if any, of (x) the fair market value of the consideration that would otherwise be received in the change in control for the number of shares subject to the award or portion thereof being terminated, or, if no consideration is to be received by Jabil’s stockholders in the change in control, the fair market value of such number of shares immediately prior to the effective date of the change in control, over (y) the aggregate option price or base price (if any) for the shares subject to the award or portion thereof being terminated. If there is no excess, the award may be terminated without payment. Any payment shall be made in such form, on such terms and subject to such conditions as the Administrator determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to Jabil’s stockholders in connection with the change in control, and may include subjecting such payments to vesting conditions comparable to those of the award surrendered.

Restriction on Repricing.
The 2011 Stock Incentive Plan includes a restriction providing that, without stockholder approval, Jabil will not amend or replace options or stock appreciation rights previously granted under the 2011 Stock Incentive Plan in a transaction that constitutes a “repricing.” For this purpose, a “repricing” is defined as amending the terms of an option or stock appreciation right after it is granted to lower its exercise or base price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option or stock appreciation right at a time when its exercise price or base price is equal to or greater than the fair market value of the underlying stock in exchange for another option, stock appreciation right, restricted stock, other equity, cash or other property, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or stock appreciation right to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

Amendment and Termination of the 2011 Stock Incentive Plan.  The Board may at any time amend, alter, suspend or terminate the 2011 Stock Incentive Plan. The Compensation Committee may amend, alter, suspend or terminate the 2011 Stock Incentive Plan so long as such action complies with applicable law, except that any amendment to be presented to the stockholders for approval must first be approved by the Board. The Administrator may at any time amend, alter, suspend or terminate an outstanding award. Jabil will obtain stockholder approval of any amendment to the 2011 Stock Incentive Plan in such a manner and to such a degree as is necessary and desirable to comply with any applicable law or regulation, including the requirements of any exchange on which the common stock is listed or quoted. Under these laws and regulations, however, stockholder approval will not necessarily be required for all amendments which might increase the cost of the 2011 Stock Incentive Plan or broaden eligibility. No amendment, alteration, suspension or termination of the 2011 Stock Incentive Plan or an outstanding award will materially impair the rights of any grantee, unless mutually agreed otherwise between the grantee and Jabil, or impose any additional obligation on Jabil or right on the grantee, unless agreed by Jabil. In any event, the 2011 Stock Incentive Plan will terminate on October 21, 2020. Any awards outstanding under the 2011 Stock Incentive Plan at the time of its termination will remain outstanding until they expire by their terms.

Federal Tax Information

Pursuant to the 2011 Stock Incentive Plan, Jabil may grant “incentive stock options,” as defined in Section 422 of the Code, nonqualified options, stock appreciation rights, stock awards, other stock-based awards, and cash-based awards.

A grantee who receives an incentive stock option grant will not recognize any taxable income either at the time of grant or exercise of the option, although the exercise may subject the grantee to the alternative minimum tax. Upon the sale or other disposition of the shares more than two years after the grant of the option and one year after the exercise of the option, any gain or loss will be treated as a long-term or short-term capital gain or loss, depending upon the holding period. If these holding periods are not satisfied, the grantee will recognize ordinary income at the time of sale or disposition equal to the lower of (a) the fair market of the shares at the date of the option exercise minus the exercise price or (b) the sale price of the shares minus the exercise price. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period. Jabil will be entitled to a deduction in the same amount as the ordinary income recognized by the grantee.

All options that do not qualify as incentive stock options are referred to as nonqualified options. A grantee will not recognize any taxable income at the time he or she receives a nonqualified option grant. However, upon exercise of the nonqualified option, the grantee will recognize ordinary taxable income generally measured as the excess of the fair market value of the shares purchased on the date of exercise over the purchase price. Any taxable income recognized in connection with an option exercise by a grantee who is also an employee of Jabil will be subject to tax withholding by Jabil. Upon the sale of such shares by the grantee, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the holding period. Jabil will be entitled to a tax deduction in the same amount as the ordinary income recognized by the grantee with respect to shares acquired upon exercise of a nonqualified option, but no tax deduction in respect of any capital gain realized by the grantee.

With respect to stock awards, stock appreciation rights, cash-based awards, and other stock-based awards, the grantee generally will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares of common stock received. Except as discussed below, Jabil will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the participant.

Any award that is deemed to be a deferral arrangement (that is, not excluded or exempted under the tax regulations) will be subject to Code Section 409A. Elections by the grantee to defer compensation under such awards and the timing of distributions relating to such awards must meet requirements under Code Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the grantee.

As discussed above, we intend that options and stock appreciation rights and awards to certain employees conditioned upon achievement of performance goals will qualify as “qualified performance-based compensation” that will be fully tax deductible by Jabil under Code Section 162(m). However, a number of requirements must be met in order for particular compensation to qualify under Code Section 162(m), so there can be no assurance that such compensation under the 2011 Stock Incentive Plan will be fully deductible under all circumstances. In addition, other awards under the 2011 Stock Incentive Plan, such as non-performance-based restricted stock and RSUs, generally will not qualify, so that compensation paid to certain executives in connection with such awards, to the extent it and other compensation subject to Section 162(m)’s deductibility limit exceed $1,000,000 in a given year, may not be deductible by Jabil as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Code Section 280G.

The foregoing is only a summary of the effect of federal income taxation upon the grantee and Jabil with respect to the grant, vesting and exercise of awards under the 2011 Stock Incentive Plan, does not purport to be complete, and does not discuss the other tax consequences, including estate and gift taxation, Social Security and Medicare taxes, excise taxes and consequences under the tax laws of any municipality, state or foreign country in which a grantee may reside.

New Plan Benefits

All awards under the 2011 Stock Incentive Plan are made at the discretion of the Administrator. Therefore, the benefits and amounts that will be received or allocated under the 2011 Stock Incentive Plan in the future are not determinable at this time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 5

RE-APPROVAL OF THE MATERIAL TERMS

OF THE PERFORMANCE GOALS UNDER

THE JABIL CIRCUIT, INC. SHORT-TERM INCENTIVE PLAN,

AS AMENDED AND RESTATED

Jabil is seeking re-approval of the material terms of the performance goals under the Jabil Circuit, Inc. Short-Term Incentive Plan, as amended and restated (the “Short-Term Incentive Plan”), for the purpose of preserving its ability to deduct compensation earned by certain executives pursuant to any performance-based award that may be made in the future under the Short-Term Incentive Plan. The Short-Term Incentive Plan was originally approved by Jabil’s stockholders in January 2006 and the performance goals under the Short-Term Incentive Plan were re-approved in January 2011.

Since Jabil’s stockholders re-approved the performance goals under the Short-Term Incentive Plan in January 2011, the Short-Term Incentive Plan has been amended by the Compensation Committee to:

•	add a clawback provision, which provides that the incentive awards, and a participant’s right to receive or retain payments in connection with an award, are also subject to recoupment or clawback to the extent necessary to comply with any recoupment or clawback policy of Jabil, or as required under applicable law, regardless of whether such recoupment or clawback is applied with prospective or retroactive effect;
•	eliminated a restriction on the Compensation Committee’s authority to establish adjustments in measuring achievement of performance goals; and
•	make certain other immaterial changes to the Short-Term Incentive Plan, as provided in Appendix B.

The Short-Term Incentive Plan is designed so that incentive awards granted pursuant to its terms generally will constitute “qualified performance-based compensation” and therefore will not be subject to the tax deduction limits of Section 162(m) of the Code. Section 162(m) of the Code prevents a publicly held corporation from claiming tax deductions for annual compensation in excess of $1,000,000 to certain of its senior executives unless the compensation is “qualified performance-based compensation.” Compensation qualifies as “qualified performance-based compensation” only if it is payable on account of performance and satisfies certain other requirements, one of which is that the material terms of the performance goals under the plan be approved by the stockholders at least once every five years. The key senior executives who are subject to the compensation deduction limitation include any individual who, as of the last day of Jabil’s taxable year, is Jabil’s chief executive officer or among the three highest compensated officers other than the chief executive officer and the chief financial officer.

To continue to qualify for the exception to the deduction limits of Section 162(m) of the Code, the material terms of the performance goals under the Short-Term Incentive Plan must be re-approved by Jabil’s stockholders once every five years because the Compensation Committee has retained discretion to vary the targets under the performance goals from year to year. Accordingly, Jabil is seeking re-approval of the material terms of the performance goals included in the Short-Term Incentive Plan in order to preserve Jabil’s ability to deduct compensation earned by certain executives pursuant to any performance-based award that may be made in the future under the Short-Term Incentive Plan. The material terms of the performance goals under the Short-Term Incentive Plan that must be re-approved for purposes of Section 162(m) of the Code include (1) the employees eligible to receive the performance-based compensation, (2) the performance criteria under which the performance-based compensation will be determined, and (3) the maximum amount of performance-based compensation that could be paid to any executive in a fiscal year.

Description of the Short-Term Incentive Plan

The following summary, including the material terms of the performance goals, is qualified in its entirety by the terms of the Short-Term Incentive Plan, a copy of which is attached to this proxy statement as Appendix B.

Purpose.  The purpose of the Short-Term Incentive Plan is to motivate and reward short-term performance by providing cash bonus payments based upon the achievement of pre-established and objective performance goals.

Administration.  The Short-Term Incentive Plan is administered by the Compensation Committee. Among other things, the Compensation Committee has the authority to select participants in the Short-Term Incentive Plan from among Jabil’s executive officers, and to determine the performance goals, the bonus amounts to be paid upon achievement of the performance goals, and any other terms and conditions of awards under the Short-Term Incentive Plan. The Compensation Committee also has the authority to establish and amend rules and regulations relating to the Short-Term Incentive Plan and to make all other determinations necessary and advisable for the administration of the Short-Term Incentive Plan. All decisions made by the Compensation Committee pursuant to the Short-Term Incentive Plan are made in the Compensation Committee’s sole discretion and are final and binding.

Eligibility.  Executive officers designated by the Compensation Committee are eligible to be granted incentive awards and discretionary awards under the Short-Term Incentive Plan. Although Section 162(m) of the Code limits deductibility only for compensation paid to key senior executive officers, the performance goals with respect to incentive awards are applied to all executive officers in the event that one or more should become subject to the limits of Section 162(m) of the Code.

Terms of Incentive Awards.  Incentive awards under the Short-Term Incentive Plan consist of cash amounts payable upon the achievement during a specified performance period of specified objective performance goals. The performance period may be the fiscal year or any portion of the fiscal year. Within the first 90 days of the fiscal year, and in no event after 25 percent of the performance period has elapsed, the Compensation Committee will establish the performance goal(s) and the amount to be paid if the performance goal(s) are achieved. The incentive award opportunity, including any designated target, threshold or maximum opportunity, for each participant will be determined as a percentage of the participant’s base salary or as the sum of a percentage of the funds available for the payment of such award or as a stated dollar amount or dollar amount calculated under a formula based on the relevant performance goal. After the end of the performance period, the Compensation Committee will certify in writing the extent to which the performance goals are achieved and determine the amount of the incentive award that is payable. All incentive award amounts payable under the Short-Term Incentive Plan will be paid as soon as practicable after the Compensation Committee’s certification, but not later than two and one-half months following the end of the fiscal year. The Compensation Committee may denominate an incentive award in shares of Jabil’s common stock and/or settle an award in shares of common stock if and to the extent that shares of common stock are authorized for use in incentive awards and available under an equity compensation plan approved by stockholders of Jabil.

Performance Goals.  Performance goals applicable to incentive awards under the Short-Term Incentive Plan will be based on one or more of the following performance objectives: stock price; market share; sales, including to specified market segments or targeted customers; earnings per share, core earnings per share or variations thereof; return on equity; costs; revenue; cash to cash cycle; days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on net assets; return on sales; inventory turns; invested capital, including completion of a specified capital-raising transaction; net operating profit after tax; return on invested capital; total shareholder return; earnings; return on equity or average shareowners’ equity; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios; market performance; completion of a specified acquisition or disposition; bookings; business divestitures and acquisitions; cash position; contribution margin; customer renewals; customer retention rates; earnings before interest and taxes; EBITDA; employee satisfaction; expenses; gross profit dollars; growth in bookings; growth in revenues; net profit; net sales; new product development; number of customers; productivity; operating cash flow; operating expenses; product defect measures; product release timelines; productivity; research and development milestones; revenue growth; time to market; working capital; or such similarly objectively determinable financial or other measures as may be adopted by the Compensation Committee. The targeted level or levels of performance with respect to such measurement criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The targeted level or levels of performance may be established in terms of company-wide objectives or objectives that are related to the performance of the individual participant or the subsidiary, division, department or function within Jabil or the subsidiary in which the participant is employed. The Compensation Committee may specify that performance will be determined before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequency of occurrence, or other financial and general and administrative expenses for the performance period. Performance goals need not be based on audited financial results.

Maximum Incentive Award Payable.  For purposes of Section 162(m) of the Code, Jabil is required to establish a maximum amount of performance-based compensation that may be paid to any participant pursuant to an incentive award under the Short-Term Incentive Plan in any one fiscal year. The maximum aggregate incentive award amount that may be awarded to a participant for a fiscal year under the Short-Term Incentive Plan is 300% of the participant’s base salary for such fiscal year. In addition, the maximum aggregate incentive award payable to any participant during any fiscal year is $45,000,000. These limitations may not be increased without stockholder approval.

Conditions for Payment.  Each incentive award will be earned only if at least one performance goal established in accordance with the Short-Term Incentive Plan has been achieved. Under current practice, a participant whose employment terminates during the fiscal year is not legally entitled to any payment of an annual incentive for the year of termination. However, the Short-Term Incentive Plan would permit the Compensation Committee to specify that the award may become payable without regard to performance in the event of death, disability or a change in control to the extent permissible under Code Section 162(m) as of the end of the performance period and the Committee also could specify that the award may become payable to a terminated employee if and to the extent that the designated performance goals are actually achieved. The Compensation Committee shall have no discretion to increase the amount of the incentive award, but shall retain discretion to decrease the amount of the incentive award at any time through the last day of the fiscal year in which the performance period ended, generally referred to as “negative discretion.” The Compensation Committee may impose as a condition of incentive awards, and as a condition of a participant’s right to receive or retain payments in connection with an award, requirements that the participant comply with specified conditions relating to non-competition, confidentiality, non-solicitation of customers, suppliers, and employees of Jabil, and other restrictions. The incentive awards, and a participant’s right to receive or retain payments in connection with an award, are also subject to recoupment or clawback to the extent necessary to comply with any recoupment or clawback policy of Jabil, or as required under applicable law, regardless of whether such recoupment or clawback is applied with prospective or retroactive effect.

Amendment and Discontinuance.  The Board may at any time amend, suspend or terminate the Short-Term Incentive Plan. The Compensation Committee may amend, suspend or terminate the Short-Term Incentive Plan so long as such action complies with applicable law, except that any amendment to be presented to the stockholders for approval must first be approved by the Board. Under these laws and regulations, however, stockholder approval will not necessarily be required for all amendments which might increase the cost of the Short-Term Incentive Plan or broaden eligibility. No such amendment, modification or termination will affect the payment of any award for a fiscal year that has already ended or increase the amount of any award.

Relationship to Other Compensation.  The Short-Term Incentive Plan is not exclusive, so that compensation, including bonuses, can be paid to executive officers apart from the Short-Term Incentive Plan, subject to applicable limitations of law and the listing rules of the New York Stock Exchange.

Federal Tax Information

Payments made under the Short-Term Incentive Plan will be taxable to the participants as ordinary income when paid. As described above, Jabil generally intends payments under the Short-Term Incentive Plan to qualify as “qualified performance-based compensation” under Code Section 162(m). As a result, we generally will be entitled to a deduction corresponding to the amount of income recognized by the participant. However, a number of requirements must be met in order for particular compensation to qualify under Code Section 162(m), so there can be no assurance that such compensation under the Short-Term Incentive Plan will be fully deductible under all circumstances.

The foregoing is only a summary of the effect of federal income taxation upon the grantee and Jabil with respect to the Short-Term Incentive Plan, does not purport to be complete, and does not discuss other tax consequences, including estate and gift taxation, Social Security and Medicare taxes, excise taxes and consequences under the tax laws of any municipality, state or foreign country in which a participant may reside.

New Plan Benefits

All awards under the Short-Term Incentive Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Short-Term Incentive Plan are not determinable at this time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Following a challenging year in 2014, Jabil rebounded with a strong fiscal 2015 and continued to make progress in diversifying its business. The Company’s revenue, at $17.9 billion, was an increase of 14 percent from fiscal 2014, and core operating income, at $670 million, almost doubled compared to fiscal 2014. Revenue in our diversified manufacturing services segment increased by 39 percent year over year, and our electronics manufacturing services segment delivered slight increases in revenue. This drove core diluted earnings per share to $2.07, from $0.53 in fiscal 2014. The Company returned approximately $150 million to our stockholders through dividends and share repurchases. We exceeded our expectations for cash flow from operations, generating $1.24 billion. Please refer to “Management’s Discussion & Analysis — Non-U.S. GAAP Core Financial Measures” on pages 46 and 47 of our Annual Report on Form 10-K, filed on October 16, 2015, for reconciliations of core operating income and core earnings per share to the most directly comparable U.S. GAAP financial measures.

Jabil’s compensation program is intended to be competitive with the market practice of its peer group and other companies we compete with for talent and reflect our pay for performance philosophy by placing a significant majority of our NEO compensation “at risk” in the form of variable pay elements tied to financial and operational performance goals and to Jabil’s stock price. Each fiscal year, the Compensation Committee views all of the compensation elements together, including historical achievement levels, to balance both long-term and short-term objectives, and to incentivize each NEO to attain those objectives. We typically rely heavily on equity-based awards to accomplish such balance, as we believe such awards create a strong alignment with the achievement of stockholder value over the long term. In fiscal 2015, we required our executives to achieve threshold levels of net core operating income (“NCOI”) and return on invested capital (“ROIC”) to earn their annual cash incentives and earnings per share growth during a three-year performance period in order for performance-based equity awards to vest. The Committee believes these performance measures correlate highly to stock price performance. ROIC was re-introduced as a performance measure for fiscal 2015 to provide additional focus on optimal deployment of investment and working capital.

The Compensation Committee set performance goals that we believe were challenging, yet attainable, to achieve target performance, and difficult to achieve maximum performance, under both our short-term and long-term incentive programs. Jabil delivered financial results in fiscal 2015 for revenues, net income, and core operating income at the high end of or above the range of publicly issued guidance issued by us throughout fiscal 2015, with performance exceeding the pre-established goals for the NCOI and ROIC metrics. This resulted in payouts above target for our short-term incentives to our NEOs. However, for our long-term performance awards with performance goals of cumulative core EPS, actual performance for the performance measurement periods ending on August 31, 2015 was below the threshold, resulting in no vesting of those performance-based equity awards and long-term cash incentive awards for those performance measurement periods. Our NEOs were awarded a grant of SARs in fiscal 2015 to create additional alignment with stockholder interests and to directly incentivize our executives to drive stock price growth.

Executive Compensation Practices

We regularly monitor the evolution of compensation best practices. Some of the most important practices incorporated into our program include the following:

What We Do	What We Don’t Do
Pay for Performance. Reflecting the Committee’s philosophy of pay-for-performance, a majority of our executives’ compensation is performance-based and at risk.	Hedging. Jabil discourages its directors and NEOs from entering into certain types of hedges with respect to Jabil securities. In addition, federal securities laws prohibit the executive officers from selling “short” our stock.
Rigorous Performance Metrics. The Committee annually sets performance targets that it believes are challenging but fair for our annual and long-term incentive plans.	No Repricing. The exercise prices of our SARs are set to equal the grant date market price and may not be reduced or replaced with SARs with a lower exercise price.
Median Compensation Targets. Total direct compensation for our executives is generally targeted at the median of our peer group and other companies we compete with for talent.	No Employment or Severance Benefit Agreements. We do not have employment, severance, or change in control agreements with our executives.
Mitigation of Risk. Jabil’s compensation program is balanced between time-based and performance-based compensation, as well as cash and equity incentives. The compensation program is focused on the long-term so that the Company’s executives are focused on long-term, sustained performance.	Minimal Perquisites. Our NEOs participate in the same benefit plans as our salaried employees, with little or no special executive perquisites.
Clawback of Compensation. We have a clawback policy which allows us to recoup certain performance-based incentive compensation (including equity awards) paid to our executive officers in the event we report certain inaccurate financial results.	No Change in Control Excise Tax Gross-Ups. Parachute excise tax reimbursements and gross-ups are not provided in the event of a change-in-control.
Meaningful Share Ownership Guidelines. We believe that our share ownership requirements are rigorous and are designed to align executives’ interests with those of our stockholders: we require our CEO to hold at least five times his base salary in Jabil shares, our President, COO and CFO to hold at least three times their base salary in Jabil shares, and all other executive officers to hold at least their base salary in Jabil shares.
Independent Compensation Consultant. The compensation consultant to the Committee provides no other services for Jabil.
Review of Compensation Peer Group. Our compensation peer group is reviewed annually by the Committee and adjusted, when necessary, to ensure that its composition remains a relevant and appropriate comparison for our executive compensation program.

How We Make Compensation Decisions

OUR EXECUTIVE COMPENSATION PHILOSOPHY

The Compensation Committee believes that executive compensation opportunities should align with and enhance long-term stockholder value. This core philosophy is embedded in all aspects of our executive compensation program and is reflected in an important set of guiding principles. The Committee reviews the compensation philosophy annually. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable growth for our stockholders.

GUIDING PRINCIPLES

Guiding Principles	Elements of Compensation	Rationale
Pay for Performance	A substantial majority of pay is variable, contingent and directly linked to Company financial and stock price performance.	An effective way to reach our short- and long-term financial and strategic objectives is to make a majority of an executive’s overall target compensation dependent on the achievement of such objectives and on the performance of our stock. We believe the portion of an executive’s total compensation that varies with performance and the particular financial and operational incentive metrics should be a function of the executive’s responsibilities and ability to drive and influence results. As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation relative to the executive’s base salary.
Alignment with Stockholders’ Interests	The financial interests of executives are aligned with the long-term interests of our stockholders through stock-based compensation and performance metrics that we believe correlate with long-term stockholder value.

We seek to provide an appropriate link between compensation and the creation of long-term stockholder value. We believe executives’ interests are more directly aligned with the interests of our stockholders when the compensation program:

•  emphasizes long-term financial performance, business objectives and the strategic focus of our businesses;

•  is significantly impacted by the value of our stock; and

•  results in a continuing significant ownership of our stock.

Long-term focus	We use metrics in both our short-term and long-term incentive program that are viewed as those that will drive toward our long-term strategic goals.	For our most senior executives, long-term stock-based compensation opportunities will significantly outweigh short-term cash-based opportunities. Annual objectives should complement sustainable long-term performance.
Competitiveness	Total compensation should be sufficient to incent the leadership team to maximize Jabil’s performance. Each element should be benchmarked relative to peers and the broader marketplace for executive talent.	To attract highly qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, compensation must be competitive and reflect the value of each executive’s position in the market and within Jabil. While target total compensation should be competitive, performance that exceeds target should be appropriately rewarded.
Balance	The elements of compensation are balanced to motivate each NEO to achieve both long-term and short-term objectives. We rely more heavily on equity-based awards, as we believe this element has the strongest alignment to the achievement of stockholder value over the long term.	Our compensation program is designed to be challenging but fair. Executives should have the opportunity to earn market competitive pay for delivering expected results. As results exceed expectations (both internal and external), pay levels may increase above market median levels. If performance falls below expected levels, actual pay may fall below market median.

Summary of Short and Long-Term Incentives Awarded in Fiscal 2015

The Compensation Committee believes that the creation of stockholder value over the short and long-term is a function of earnings growth and return on invested capital. Annual cash incentives for the NEOs in fiscal 2015 were based upon the performance metrics of corporate NCOI and ROIC. The NEOs’ performance-based equity awards granted in fiscal 2015 will vest, if at all, based on cumulative core earnings per share (“EPS”) over a multi-year period. The Committee also awarded time-based RSUs with a three-year vesting period to retain these key executives, provide compensation at levels that are competitive with the market, and create an additional immediate alignment with stockholder interests. NEOs were also granted SARs to create additional alignment with stockholder interests, as the executives will only realize value if our stock price increases during the term of the SARs, and to directly incentivize our executives to drive stock price growth. A significant portion of each NEO’s compensation package for fiscal 2015 contains long-term equity based incentives, which give the NEOs a considerable stake in delivering stockholder value.

Pay for Performance Philosophy

We believe that the following charts and tables are helpful in illustrating that the actual compensation paid to our executives reflects our pay for performance philosophy. These tables supplement the information in the Summary Compensation Table, the Grants of Plan-Based Awards in Fiscal 2015 Table, and the Outstanding Equity Awards at 2015 Fiscal Year End Table.

The following table illustrates the actual payout percentage against the target of the performance-based annual cash incentives to the NEOs since 2008 resulting from performance as measured by financial/operational metrics.

Annual Cash Incentive Achievement History

NEO	Fiscal Year	Annual Incentives Actual Payout Against Target
Mark T. Mondello
As Chief Executive Officer	2015	200.0%
	2014	0.0%
	2013	11.2%
As Chief Operating Officer	2012	77.2%
	2011	129.2%
	2010	200.0%
	2009	36.1%
	2008	11.6%
Forbes I.J. Alexander
As Chief Financial Officer	2015	200.0%
	2014	0.0%
	2013	11.2%
	2012	77.2%
	2011	129.2%
	2010	200.0%
	2009	36.1%
	2008	11.6%
William D. Muir, Jr.
As Chief Operating Officer	2015	200.0%
	2014	0.0%
	2013	11.2%
As Executive Vice President, CEO, Manufacturing Services Group	2012	36.3%
	2011	92.3%
	2010	200.0%
As Executive Vice President, CEO, EMS Division	2009	33.7%
	2008	10.3%
William E. Peters
As President	2015	200.0%
	2014	0.0%
	2013	11.2%
Robert L. Paver
As Chief Legal Officer, Corporate Secretary & General Counsel	2015	200.0%

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee believes that the elements of the executive compensation program further our guiding principles. The following table summarizes the major elements of Jabil’s executive compensation program and the purposes and values in using these elements:

Element	Purposes and Values
Salaries

•  Provide a minimum fixed amount of compensation.

•  Reflect an officer’s experience, business judgment, scope of responsibility, impact upon the organization and role in developing and implementing overall business strategy.

•  Recognize individual performance.

•  Are reviewed annually and compared with salaries of comparable executives in the peer group and in compensation surveys.

Short-term Incentives

•  Communicate strategic priorities and identify key financial and business objectives.

•  Motivates achievement of short-term objectives, as well as long-term objectives by using consistent metrics year after year.

•  Are 100% at-risk, all of which have a minimum financial or operational threshold that must be achieved to receive any payout.

•  Target bonus opportunity payouts (as a percentage of salary) are compared with target bonus opportunity payouts (as a percentage of salary) of comparable executives in the peer group and/or compensation surveys.

•  Result in achievement that is variable, measured against a mix of multiple defined targets, with payouts ranging from 0% (below threshold performance) to a maximum of 200% of target payout.

•  Align chosen financial and other measures to an individual’s scope of influence.

Long-term Incentives

•  Motivate attainment of long-term financial goals and incentivize managerial action intended to increase long-term stock price appreciation.

•  Align executive’s interests with those of our stockholders, particularly when combined with our executive stock ownership requirements.

•  Provide that a substantial percentage of compensation is at-risk with metrics tied to financial performance.

•  Reward long-term service and promote retention with vesting schedules that span several years.

•  The grant-date value of long-term incentives is influenced by market data of comparable executives in the peer group and in compensation surveys.

Balance of Elements.  The Compensation Committee views all of the compensation elements together to set each NEO’s total compensation each fiscal year. In addition, the Committee balances the compensation elements to motivate each NEO to achieve both long-term and short-term objectives. For our executives, this balance is typically attained by relying more heavily on equity and equity-based awards, as we believe this element has the strongest alignment to the achievement of stockholder value over the long term.

NEO Total Direct Compensation Mix.  The following chart illustrates the fiscal 2015 target compensation for the NEOs by element of compensation as a percentage of the NEOs’ target total direct compensation (that is, salary plus the target value of the short-term cash and long-term incentives). This chart assists in demonstrating our compensation philosophy that the significant majority of each NEO’s compensation be at-risk, tied to performance (both short-term and long-term) and mostly composed of equity. It reflects the mix of salary, cash and equity-based incentives at the target levels established at the beginning of fiscal 2015. “Salary” is the annual salary for the NEOs for fiscal 2015; “Target Cash Annual Incentive” is at the target award opportunity under the annual incentive program for fiscal 2015; and “Performance-Based Equity”, “Time-Based Equity”, and “SARs” are the grant date fair values at target for fiscal 2015. The “Target Cash Annual Incentive” amount differs from that shown in the Summary Compensation Table, which reflects actual short-term cash incentives earned in fiscal 2015.

FISCAL 2015 MIX OF TARGET TOTAL DIRECT COMPENSATION ELEMENTS

THE EXECUTIVE COMPENSATION PROCESS

Jabil’s executive compensation program is administered and overseen by the Compensation Committee with assistance from management and a compensation consultant selected and retained by the Committee. Generally, compensation amounts, metrics and vesting criteria are determined by analyzing, among other things, compensation data and pay practices from Jabil’s peer group and broader compensation survey information, financial and strategic goals, and/or historical compensation data. Typically, annual salaries, cash short-term incentive payout targets, metrics, goals and weightings, and long-term incentive awards and performance goals for each fiscal year are set and awarded following the end of the previous fiscal year when data regarding the previous fiscal year’s performance is available. If a NEO’s role changes or an officer is promoted to a NEO position, compensation elements may be adjusted later in the fiscal year. In addition, the Committee solicits the opinions of the other Board members, considers outside counsel’s legal advice, reviews ratings information from proxy advisory services, and makes inquiries regarding the accounting and tax treatment for the compensation program.

Role of Compensation Consultant.  The Compensation Committee has the sole authority to hire, and to dismiss, its compensation consultant. Reports and advice from the consultant may be requested by the Committee and are shared with the Board and management at the Committee’s discretion. The Committee has engaged Steven Hall & Partners (“SH&P”) as its independent compensation consultant since March 2010. The types of services performed by SH&P during fiscal 2015 included attending all Committee meetings, either in person or telephonically, reviewing and advising on the peer group selection, advising on design and implementation of incentive and equity plans, advising on prevailing equity grant practices, providing data regarding prevalent compensation practices and levels of pay, commenting on compensation-related disclosure, reviewing and commenting on the compensation philosophy, providing updates on regulatory and legislative changes impacting executive compensation, and facilitating the CEO evaluation and performance review process. SH&P has access to management, and interacts with management to gather compensation and performance information regarding Jabil, to discuss potential compensation program designs, to ensure that compensation programs are administered in accordance with the decisions of the Committee and disclosed with high levels of transparency, and to ensure that accurate and timely information is presented to the Committee by SH&P and management. The Committee considers SH&P to be independent because SH&P performed no services for Jabil’s management unrelated to services performed for the Compensation Committee. In fiscal 2015, the Compensation Committee reviewed and analyzed a number of factors, including those specified by SEC rule, and concluded that SH&P was independent and there was no conflict of interest raised as a result of any work performed by SH&P, directly or indirectly, for the Committee during fiscal 2015.

Role of Management.  Our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salary levels, target annual incentive award levels and long-term incentives for the other executive officers. These recommendations are based upon his assessment of individual performance, contribution, time in position and the market competitiveness of each individual’s total compensation. The Chief Executive Officer, in conjunction with other members of senior management (the Company’s President, Chief Operating Officer, Chief Financial Officer, and Chief Human Resources Officer), makes recommendations regarding the design of the Company’s compensation programs including performance measures, weightings, and long-term incentive structure. This collective recommendation is based upon: (i) an annual performance review process, including assessment of the achievement of established financial and strategic business objectives and other accomplishments; (ii) Jabil’s annual operating and strategic plans, targeted earnings, and overall and group financial performance; (iii) market data for relevant companies, which includes peer group data and broader compensation survey data; and/or (iv) guidelines established by institutional investors and proxy advisory firms.

Role of Compensation Committee.  The Compensation Committee sets policies and gives direction to management on all material aspects of the executive compensation program. The Committee Charter, posted on our website at www.jabil.com, sets forth the Committee’s responsibilities. The key goals of the compensation program are balanced with market data and Jabil’s financial planning and expectations to determine each executive’s compensation. The Committee makes compensation decisions for the NEOs for each of the compensation elements, establishes the short- and long-term financial metrics, weighting and targets, and grants long-term incentive awards. In making these decisions, the Committee reviews: (i) the Chief Executive Officer’s recommended amounts for each element of pay, and recommended performance metrics and targets for our incentive compensation programs; (ii) data and advice provided by the compensation consultant, including peer group and compensation survey data; (iii) the compensation history of each executive; (iv) the financial performance of Jabil’s various operating segments; and/or (v)  guidelines established by institutional investors and proxy advisory firms.

Competitive Benchmarking.  The Compensation Committee annually reviews compensation data and pay practices from both Jabil’s peer group and broader compensation survey data as part of its decision-making process. While the Committee reviews compensation data with a view to confirming that a given executive’s compensation is competitive, it retains discretion in setting an executive’s compensation. As a result, compensation for an executive may differ materially from the peer group or survey data and is influenced by factors including past performance, experience, position, tenure, individual and organizational factors, retention needs and other factors. The Committee has adopted a target total cash compensation philosophy of setting opportunities such that NEO target total cash compensation (including annual salary and targeted short-term cash incentive payout) approximates the market median of the companies in the peer group and survey data if target performance is achieved. The Committee does not consider actual performance of the peer group companies when setting NEO compensation. Rather, it compares NEO total cash compensation payout opportunities at the target performance level to the target payout opportunities of comparable NEO positions at peer group companies when it establishes target total cash compensation at the beginning of the fiscal year. However, actual total cash compensation may range from below-the-market 25th percentile at the low end, to at or above-the-market 75th percentile at the high end depending on the actual level of financial performance achieved relative to pre-established goals. Long-term incentive awards granted to executives consider market data, financial performance, individual performance and potential, and aggregate share usage. The Committee also considers benchmarking information regarding competitive levels of total direct compensation (the sum of target total cash and long-term incentives) to provide context for its decisions on long-term incentive awards.

The Compensation Committee periodically evaluates and selects companies to include in the peer group it uses to assess the competitiveness of the NEO compensation program. With guidance from the compensation consultant and input and discussion with management, the Committee considers whether the mix of companies in the peer group produces valid information for assessing the market value of our executive positions. We intend that the peer group cumulatively has the following attributes, although a given company may not have all of the attributes: business operations in the industries and businesses in which we participate, global operations, similar annual revenue and/or market capitalization, and businesses that are complex and broad and/or compete with Jabil for executive talent. In April 2014, the Committee reviewed the current peer group for use when setting compensation, and determined that the peer group was satisfactory for fiscal 2015. The peer group consists of the following companies:

• Applied Materials, Inc. • Avnet, Inc. • Danaher Corporation • Emerson Electric Company • Qualcomm, Inc. • Seagate Technology • Texas Instruments, Inc. • TE Connectivity Ltd.	• Arrow Electronics, Inc. • Celestica, Inc. • EMC Corporation • Flextronics International • Sanmina Corporation • SYNNEX Corporation • Tech Data Corporation • Western Digital Corporation

The 16 companies in the peer group were used to set fiscal 2015 NEO target compensation with no change from the previous year’s peer group. When fiscal 2015 NEO target compensation was set, Jabil’s revenue for the most recently completed fiscal year available was at the 48th percentile of its peer group. The Committee’s compensation consultant compared Jabil’s NEO target pay using the peer group as part of the Committee’s process to establish NEO salaries, annual incentive targets and long-term incentive awards granted for fiscal 2015. The peer group NEO compensation data was supplemented by data from multiple executive compensation surveys. Some adjustments to NEO salaries and annual incentive targets were made based upon a competitive analysis using these sources of pay data. The Committee considered comparison data regarding long-term incentives for the NEOs as one factor, but did not strictly award grants with respect to peer group and survey data.

Setting of Salaries and Annual Cash Incentive Compensation.  The Compensation Committee typically makes its decisions related to salaries and annual cash incentive targets at the start of each fiscal year. This timing allows the Committee to take into account Jabil’s financial results in the prior fiscal year and the plans and expectations regarding the current fiscal year when establishing such salaries and targets. If a NEO’s role changes or an officer is promoted to a NEO position, compensation elements may be adjusted later in the fiscal year. The Committee selected the performance metrics for the fiscal 2015 annual cash incentives pursuant to the Short-Term Incentive Plan.

Long-Term Incentive Compensation Award Practices.  The annual grant cycle for grants of long-term incentive awards to our executives typically occurs at the start of each fiscal year following the completion and release of financial results for the preceding fiscal year, so that relevant information is available to the Compensation Committee and the market price of our common stock reflects this information. The dates for the meetings at which such grants are made are set well in advance of such meetings. The Committee may also make grants of long-term incentive awards at other times during the year due to special circumstances, which include a change in an officer role, the hiring or promotion of an executive officer, an acquisition or to implement design changes to align compensation with strategic goals. We do not seek to time long-term incentive awards to take advantage of information, either positive or negative, about Jabil which has not been publicly disclosed.

In deciding the type and value of equity compensation to grant, the Compensation Committee typically takes into account a variety of considerations, such as Jabil’s financial performance, the need to retain experienced and talented employees to execute the strategies of the business, the accounting and tax impacts of the grant, the dilutive effect to the stockholders, the incentive opportunity Jabil desires to provide to the NEOs, the executive’s role and responsibilities, individual performance, internal equity, and the historical level of actual compensation realized as compared to the value targeted. Additionally, the Committee utilizes peer group and compensation survey data to provide context for its determinations of these grants.

A majority of equity incentive awards granted to our NEOs are performance-based. Over the past several years, the Compensation Committee granted performance-based RSU awards conditioned on the compound annual growth rate in Jabil’s core EPS over a minimum of three years and up to five years. In fiscal 2015, the performance period for performance-based RSU awards was fixed at three years. SARs were also granted to our NEOs in fiscal 2015. The Committee believes the SARs create additional alignment with stockholder interests and directly incentivize our executives to drive stock price growth.

Time-based stock awards are also granted to the NEOs in order to achieve specific elements of the compensation program. We believe that time-based stock awards with vesting over three years provides the recipient with the potential for long-term value directly aligned with the stock price and requires long-term service. This aligns with our guiding principle of creating a compensation package that is competitive, promotes retention, focuses on financial performance and balances the at-risk elements.

In October 2007, the Board of Directors adopted a stock incentive and compensation award policy. The components of the award policy are:

•	Grant timing guidelines, including requirements to pre-set dates on which awards may be granted and disclose those dates;
•	Exercise price guidelines, including a requirement that the exercise prices of stock options and SARs generally will be no less than the closing price of a share of Jabil’s common stock on the date of grant;
•	Grant authorization guidelines, including specific deadlines for award requests by management in advance of award grant dates and prohibitions on delegation of grant authority and approval of grants by written consent; and
•	Grant implementation and miscellaneous procedural guidelines, including attendance by legal counsel at all meetings at which awards and other final compensation decisions are made.

In accordance with this policy, the Compensation Committee designates the dates on which stock incentive awards may be granted to officers, directors and employees (including new hires and promoted employees) during each fiscal year. The stock and stock-based awards granted during fiscal 2015 to the NEOs were made in accordance with this policy. The dates designated by the Committee for fiscal 2016 are the dates on or about the dates on which the Committee held or will hold meetings in connection with the quarterly in-person meetings of the Board during fiscal 2016: October 14, 2015 and, as currently scheduled, January 21, 2016, April 21, 2016 and July 21, 2016. In the event of “special circumstances” (the determination of which is in the Committee’s discretion), the Committee may grant stock and stock-based incentive awards on dates other than these designated dates.

OTHER COMPENSATION POLICIES AND CONSIDERATIONS

The Company offers limited additional compensation components to our NEOs, reflecting our cost-sensitive philosophy. For fiscal 2015, the value of the other benefits comprising “All Other Compensation” to the NEOs was minimal, as disclosed in detail in the Summary Compensation Table and the related notes.

Programs we offer	Programs we do not offer
Medical, dental, and vision insurance	Qualified pension benefits
401(k) Retirement Plan	Post-retirement medical or life insurance benefits
Non-qualified deferred compensation program	Employment or severance benefit agreements
Employee stock purchase plan	Change in control excise tax gross-ups
Short- and long-term disability insurance
Group life insurance and supplemental life insurance

All of these programs, excluding the non-qualified deferred compensation program, are also offered to a broad-based group of our employees.

Retirement and Pension Plan, Death and Disability.  Our 401(k) Retirement Plan (“401(k) Plan”) includes a Company matching contribution. Eligible officers who retire receive additional time for vesting and settlement of certain equity and equity-based grants. Eligibility is determined based upon the age and/or years of service of the particular officer. The Compensation Committee may, in its discretion, award a bonus for the year of retirement and also may, in its discretion, pro rate this bonus for service through the date of retirement. Unvested time-based RSUs fully vest upon termination due to death or disability. In the event of death, a pro rata portion of unvested performance-based RSUs and unvested long-term cash awards may vest and in the event of a termination due to disability, a pro rata portion of unvested performance-based RSUs and unvested long-term cash awards may remain outstanding and eligible for future vesting based on the actual level of achievement of the performance goals.

Severance and Termination.  Upon a termination for any reason whatsoever, the NEO will receive the pro rata portion of salary earned to the date of termination and the Compensation Committee has discretion to consider pro-rata payments of the annual cash incentive compensation on a case-by-case basis if the NEO is not employed for the full fiscal year. Vested stock options and SARs may be exercised in accordance with the applicable award agreement. Unvested RSUs and unvested long-term cash awards are forfeited upon termination of employment unless there is a change in control or, for certain awards, the NEO is retirement-eligible, dies or becomes disabled. On a case-by-case basis, we have at the time of termination entered into severance pay agreements with certain officers for various reasons, including but not limited to obtaining agreements from departing employees not to compete with Jabil for specified periods of time.

Change in Control Arrangements.  Awards granted under the 2002 Stock Incentive Plan and the 2011 Stock Incentive Plan may vest under certain circumstances in connection with a change in control. In addition, any shares of Jabil stock that may be deferred and that continue to be reserved under the non-qualified deferred compensation program are distributed upon a change in control.

In the event of a change in control, any award outstanding under the 2002 Stock Incentive Plan and the 2011 Stock Incentive Plan will become fully vested on the earlier of (i) the applicable vesting date under the original vesting schedule, (ii) the first anniversary of the date of the change in control if the grantee has remained as an employee, consultant or non-employee director, and/or (iii) the date the grantee is terminated without cause or resigns for good reason. However, an award will not fully vest due to a change in control if the grantee is terminated for cause or resigns without good reason prior to the first anniversary of the date of such change in control.

With respect to the 2011 Stock Incentive Plan, the above discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. In addition, under the 2011 Stock Incentive Plan, for purposes of these accelerated vesting provisions, any performance objectives for any performance measurement period that is in process at the time of the change in control are deemed to have been achieved at the greater of target or the level actually achieved through the change in control (with similar performance assumed achieved through the remainder of the performance period).

Under the 2002 Stock Incentive Plan, in the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board of Directors has sole discretion to declare that any option or SAR will terminate as of a date fixed by the Board of Directors and give grantees the right to exercise their options or SARs as to all or any part of the stock covered, including shares not otherwise exercisable.

In the event of a merger or the sale of substantially all of the assets of Jabil, each outstanding option and SAR under the 2002 Stock Incentive Plan will be assumed or an equivalent option and SAR will be substituted by the successor corporation, unless otherwise determined by the Board of Directors in its discretion. If such successor refuses to assume or provide a substitute for the outstanding options or SARs, the exercisability and termination of all or some outstanding and unexercisable options and SARs will be accelerated, unless otherwise determined by the Board of Directors in its discretion.

In the event of the acquisition by any person other than Jabil of 50% or more of Jabil’s then outstanding securities, unless otherwise determined by the Board of Directors in its discretion, all outstanding options and SARs under the 2002 Stock Incentive Plan which are vested and exercisable will be terminated in exchange for a cash payment.

A summary of potential payments upon termination or a change in control for NEOs is set forth in “Potential Payments upon Termination or a Change in Control.”

Non-Qualified Deferred Compensation.  U.S. officers may participate in a non-qualified deferred compensation program to voluntarily elect to defer up to 75% of salary and up to 100% of annual cash bonus. Participant deferrals are credited by book entry to the participant’s deferral contribution account. Jabil does not make, and is not required to make, any matching contributions to this program. Jabil may, however, decide to make discretionary contributions to the program to restore any 401(k) match a participant lost due to participation in this program. Officers meeting certain criteria may also voluntarily defer receipt of compensation upon vesting of RSUs.

Deferral accounts under the plan are paid out upon the participant’s termination of employment, death, or disability, or upon a determination by Jabil that a participant has suffered a financial hardship, or, if timely elected by the participant, during April of any year designated by the participant beginning with the fourth calendar year after a participant’s initial deferral election with respect to a particular deferral account. No NEOs participated in Jabil’s non-qualified deferred compensation program during fiscal 2015. Jabil made no discretionary contributions to the accounts of NEOs for fiscal 2015. More information is shown in the Non-Qualified Deferred Compensation in Fiscal 2015 Table.

Recovery of Executive Compensation.  Certain of our equity award agreements contain provisions that permit Jabil to recoup the awards if the recipient breaches certain covenants or obligations under the agreement. Jabil has also established a policy to recover certain performance-based compensation paid to our executive officers in the event we report certain inaccurate financial results. The clawback policy provides that an executive officer’s performance-based incentive compensation (including equity awards) may be recovered if there is a restatement of the Company’s materially inaccurate financial results and the executive officer engaged in fraud or illegal conduct which materially contributed to the inaccurate financial results.

Insider Trading Policy.  Our insider trading policy prohibits directors, employees and certain family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer or from providing such material non-public information to any person who may trade while aware of such information. Trading by our officers and directors, as well as other employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, is restricted to certain quarterly trading windows. While we do not have a policy that specifically prohibits executive officers from hedging the economic risk of stock ownership in Jabil stock, we discourage our executive officers from entering into certain types of hedges with respect to Jabil securities. In addition, federal securities laws prohibit the executive officers from selling “short” our stock.

Executive Share Ownership Requirements.  Jabil has minimum share ownership requirements for Jabil’s executive officers. The executive officers are expected to own a minimum dollar value of shares equal to a multiple of their respective base salaries, as follows:

Categories	Multiple of Salary
CEO	5x
President, COO and CFO	3x
Other executive officers	1x

Shares to be counted toward these requirements include shares deemed to be beneficially owned under federal securities laws (which includes shares under vested SARs with an exercise price less than the market price on the date of determination) and unvested time-based restricted stock/RSUs. The share ownership requirements are expected to be met within five years of becoming an executive officer. During the five-year period, executive officers generally are required to retain 50% of after-tax shares until ownership requirements have been met. If requirements have not been met during the period, or if an executive officer falls below the ownership requirements after the five-year period, then 100% of after-tax shares generally are to be retained until requirements are met. Stock ownership is reviewed by the Compensation Committee at each January annual meeting of stockholders, and the calculation for ownership value is the number of shares owned by the executive on the first trading day of January multiplied by Jabil’s average stock price for the preceding two months. All those who were executive officers as of the January 2015 Annual Meeting of Stockholders were in compliance with the share ownership requirements.

Tax Deductibility of NEO Compensation.  Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to NEOs serving at fiscal year-end (excluding our principal financial officer) in excess of $1 million unless it qualifies as “performance-based.” In evaluating whether to structure executive compensation components as qualified performance-based compensation and thus, tax deductible under Section 162(m) of the Internal Revenue Code, the Compensation Committee balances the net cost to Jabil, the market for executive talent and the need to retain and motivate its NEOs. Performance-based awards granted to executive officers that may be covered under Section 162(m) are generally structured to be fully deductible. The Committee believes, however, that it is important to preserve flexibility in administering compensation programs so as to promote corporate goals. Accordingly, the Committee from time to time has approved elements of compensation that were consistent with the objectives of the executive compensation program, but that may not be fully deductible. Time-based RSU awards do not qualify as performance-based compensation under Section 162(m) and therefore, in some cases, have resulted in compensation to certain executives that is not fully tax deductible by Jabil.

Accounting for Share-Based Compensation.  Before we grant share-based compensation awards, or modify previously granted awards, we consider the accounting impact of the proposed award or modification.

Say-On-Pay Advisory Vote on Executive Compensation.  We provided stockholders with a “say-on-pay” advisory vote on executive compensation during the Annual Meeting of Stockholders, held in January 2015. More than 96% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs as disclosed in the proxy statement distributed in connection with that annual meeting. The Compensation Committee evaluated the results of the say-on-pay vote and in light of the substantial support for our executive compensation program, it did not make any significant changes to the executive compensation program and policies for fiscal 2015 compensation based on the stockholder voting results. The Committee will continue to consider the outcome of future say-on-pay votes when making future compensation decisions for the NEOs.

NEO Fiscal 2015 Compensation

ANNUAL COMPENSATION

In fiscal 2015, NEO salaries were increased by an average of 4.7%. The salary adjustments were made based upon a comprehensive review of Jabil’s NEO compensation competitiveness relative to the peer group and compensation survey data. The target annual cash incentive percentages vary depending on the executive’s responsibilities and market data considerations, and we believe they demonstrate Jabil’s emphasis on at-risk compensation. Because target annual cash incentives are set as a percentage of salary, the increases in salary have the effect of increasing the dollar value of target annual incentives. The table below compares the fiscal 2014 and 2015 salary and annual cash incentive compensation structures.

NEO	Fiscal 2014 Salary	Fiscal 2015 Salary	% Salary Increase	Fiscal 2014 Target Annual Incentive (as a % of salary)	Fiscal 2015 Target Annual Incentive (as a % of salary)
Mondello	$1,000,000	$1,050,000	5.0%	150%	150%
Alexander	$635,000	$670,000	5.5%	100%	120%
Muir	$640,000	$670,000	4.7%	120%	120%
Peters	$640,000	$670,000	4.7%	120%	120%
Paver	$560,000	$580,000	3.6%	80%	80%

NEO ANNUAL CASH INCENTIVES

Definition for Annual Cash Incentive Metrics.  The Compensation Committee defined the metrics for the annual cash incentives at the time compensation was set at the beginning of fiscal 2015. The following definitions were used for the corporate metrics:

•	Corporate Net Core Operating Income: Operating income as calculated under U.S. generally accepted accounting principles (“U.S. GAAP”) before amortization of intangibles, stock-based compensation expense and related charges, restructuring and related charges under Board approved plans and goodwill impairment charges, excluding the impact of (i) any income or expense associated with acquisition activity in fiscal 2015; (ii) certain pre-production expenses associated with certain new product releases that were incurred in fiscal 2015, for which no pre-production arrangement exists and income from the associated product sales will not be received by the Company during fiscal 2015; and (iii) certain expenses associated with increasing capacity at our facility in Chengdu, China.
•	Corporate Net Core ROIC: The summation of the quarterly net core return on invested capital divided by four. Net core return on invested capital is defined as core operating income (as defined above), net of tax plus the tax effect of interest expense divided by the average total debt and stock holder’s equity balances less the average cash and cash equivalent balance. This definition excludes the impact of any income or expense associated with acquisition activity in fiscal 2015.

Mr. Peters also has metrics associated with our Green Point division, with the following definitions used when the Compensation Committee established his annual cash incentive performance metrics associated with this division:

•	Division Net Core Operating Income: Operating income as calculated under U.S. GAAP before amortization of intangibles, stock-based compensation expense and related charges, restructuring and related charges under Board approved plans and goodwill impairment charges. There is a corporate allocation applied and this metric excludes the impact of (i) any income or expense associated with acquisition activity in fiscal 2015; (ii) certain pre-production expenses associated with certain new product releases that were incurred in fiscal 2015, for which no pre-production arrangement exists and income from the associated product sales will not be received by the Company during fiscal 2015; and (iii) certain expenses associated with increasing capacity at our facility in Chengdu, China.

•	Division Net Core ROIC: [Division NCOI (as defined above) x (1-tax rate)] / ROIC Total Net Assets; this metric covers the entire fiscal year (the sum of the quarterly metric divided by four); ROIC Total Net Assets = Working Capital + Fixed Assets + Goodwill & Intangibles. This definition excludes the impact of any income or expense associated with acquisition activity in fiscal 2015.

Selection and Weighting of Performance Measures.  Each year, the Compensation Committee selects the metrics to be used to measure NEO performance. For fiscal 2015 the Committee evaluated the performance of each of the NEOs using NCOI and ROIC. All of our NEOs have corporate metrics, and Mr. Peters also has divisional metrics as the leader of our Green Point division. The short-term incentive goals were allocated as follows:

	CORPORATE METRICS		DIVISION METRICS
	NCOI	ROIC	NCOI	ROIC
Mondello	70%	30%	-	-
Alexander	70%	30%	-	-
Muir	70%	30%	-	-
Peters	20%	-	60%	20%
Paver	70%	30%	-	-

Determination of Incentive Goals and Objectives.  The Compensation Committee set the NCOI and ROIC goals and related performance levels for fiscal 2015 early in the fiscal year. The financial performance metrics were selected from those authorized in the Short-Term Incentive Plan. The Compensation Committee then determined how the actual achievement of the financial performance metrics would translate into the calculation of each NEO’s fiscal 2015 cash incentives. The Committee chose performance goals that it believed were challenging.

The annual targets for performance reflect the Company’s confidential financial operating plan. The financial operating plan is reviewed and approved by the Board of Directors. When establishing the financial operating plan, management and the Board consider the historical performance of the Company, external elements such as economic conditions and competitive factors, Company capabilities, performance objectives, as well as the Company’s strategic plan.

The following table shows the percentages established by the Compensation Committee and used to calculate each NEO’s fiscal 2015 annual cash incentive payout based on the potential achievement for the corporate financial performance metric applicable to all of the NEOs. Performance below the threshold for the metric results in no payout and maximum payout is capped at 200%. To simplify the presentation, certain intermediate performance levels are not shown; however, payouts were determined by linear interpolation when financial performance occurred between data points in the performance/payout schedules.

METRIC	THRESHOLD	TARGET	MAXIMUM
Corporate Net Core Operating Income ($ millions)	$465	$570.4 - $599.6	$700
Percentage of Target Payout	20%	100%	200%
Corporate Net Core ROIC	12%	16%	20%
Percentage of Target Payout	25%	100%	200%

As noted above, a portion of Mr. Peters’ annual cash incentive is tied to the financial performance of Jabil’s Green Point division. We do not treat our Green Point division as a separate segment for financial reporting purposes and we believe that to disclose such details here could competitively harm us and several of our key customers. Three levels of performance were established for 2015, with the levels structured to be moderately challenging (threshold level, or 77% of the operating plan amounts), challenging (target level, or 100% of the operating plan amounts) and significantly challenging (maximum level, or 120% of the operating plan amounts) to achieve.

Actual Cash Incentive Achievement.  The following tables set forth the actual achievement attained for the short-term incentives with corporate metrics for each of our NEOs:

	CORPORATE METRICS
	Net Core Operating Income		Net Core ROIC
PERFORMANCE LEVEL ATTAINED	Exceeded maximum performance of $700 million		Exceeded maximum performance of 20%
	% of Achievement	Weighting as % of Bonus Target	% of Achievement	Weighting as % of Bonus Target
Mondello	200%	70%	200%	30%
Alexander	200%	70%	200%	30%
Muir	200%	70%	200%	30%
Peters	200%	20%	-	-
Paver	200%	70%	200%	30%

Mr. Peters earned 200% for the portion of his annual incentive award associated with Green Point performance. Green Point exceeded the maximum performance levels of Division Net Core Operating Income and Division Net Core ROIC.

NEO LONG-TERM INCENTIVES

Actual Performance Results for Prior Long-Term Incentive Awards

In prior fiscal years, Jabil made several long-term, performance-based incentive awards that had performance measurement periods ending on August 31, 2015. The long-term equity awards granted in fiscal 2012 and fiscal 2013 with performance goals of cumulative core EPS had their second and first measurement periods, respectively, ending on August 31, 2015. In addition, in fiscal 2013, the NEOs were awarded a three-year, long-term cash incentive award that measured cumulative core EPS performance over the performance period ending on August 31, 2015. The specific quantitative performance goals for each of these long-term awards were previously disclosed by Jabil in its proxy statement covering the fiscal year the grant was made for the respective award. For all of these awards, actual performance was below the threshold goal, resulting in no vesting for the performance measurement periods ending on August 31, 2015. The following summarizes the quantitative performance goals for each of these long-term awards:

	Award	Performance	Performance	Cumulative Core EPS
Grant Date	Type	Goal	Period	Threshold	Target	Maximum
11/20/2011	Performance-Based RSU	Cumulative Core EPS	FY12 - FY15	$9.60	$11.66	$11.66
10/16/2012	Performance-Based RSU	Cumulative Core EPS	FY13 - FY15	$7.41	$8.65	$8.65
11/19/2012	Performance Cash	Cumulative Core EPS	FY13 - FY15	$8.81	$9.49	$9.49

Definitions for Long-Term Incentive Metrics Granted in Fiscal 2015

The following definitions were used for determining long-term, performance-based incentive compensation for awards made during fiscal 2015:

•	Cumulative core EPS is the sum of the adjusted core EPS during the three-year performance period beginning September 1, 2014 and ending on August 31, 2017.

•	Adjusted core EPS is GAAP net income before amortization of intangibles, stock-based compensation expense and related charges and goodwill impairment charges, net of tax and deferred tax valuation allowance charges that result from the write-off of goodwill and impairment charges, divided by the weighted average number of outstanding shares determined in accordance with GAAP.

Long-Term Compensation

For fiscal 2015, the Compensation Committee granted the NEOs performance-based RSU awards and time-based RSU awards, with the potential to achieve the most value placed on the performance-based grant. The Committee granted RSUs with accumulated dividend equivalents, which allow for a cash payment upon vesting of the same amount that would have been paid in dividends during the vesting period (without interest). NEOs were also granted SARs.

Performance-Based Equity Awards.  These awards are at-risk and variable and vesting is based on the achievement of cumulative core EPS during the performance period starting in fiscal 2015 and ending in fiscal 2017. The Compensation Committee believes that measuring performance against a multi-year measurement of cumulative core EPS aligns the NEOs’ compensation with stockholders’ interests over a longer term horizon.

The awards contain a threshold performance level that must be achieved in order for any performance-based RSUs to vest. The cumulative core EPS at the end of the three-year period determines the corresponding number of RSUs that will vest (50% at threshold performance, 100% at target performance and 150% at maximum performance).

Performance results between a threshold level and target level or between a target level and maximum level are determined by means of interpolation. Performance-based RSUs were granted at the start of fiscal 2015 and determination of vesting will occur following the close of fiscal 2017. Three-year goals are established by the Compensation Committee based upon the Company’s long-term financial plan, reviews of analyst expectations and historical financial performance. Target levels are intended to be “stretch” goals, requiring significant growth in the Company’s cumulative core EPS over the three-year performance period in order to pay out at or above target.

For additional information relating to the terms and conditions of our performance-based awards, see the notes to the Grants of Plan-Based Awards in Fiscal 2015 Table.

Time-Based Awards.  The time-based awards made to the NEOs for fiscal 2015 vest at the rate of 30% on the first anniversary of the date of grant, 30% on the second anniversary of the date of grant, and the remaining 40% on the third anniversary of the date of grant. The Compensation Committee believes that providing time-based awards supports our guiding principle of competitiveness and promotes retention. The Committee chose the graduated vesting schedule to further the goal of retention, as the greatest percentage of shares vests in the third year after the grant. Additionally, time-based awards comprise a minority of the NEOs’ fiscal 2015 long-term incentive award opportunity.

Stock Appreciation Awards.  The stock appreciation awards made to the NEOs for fiscal 2015 have a 7-year term and immediately vested. The fair value, which was calculated using a Monte Carlo simulation model, was $6.33, or 34.2% of the stock price on date of grant. The exercise price was $18.49, which was the closing price on the date of grant. The Compensation Committee believes that these awards reinforce alignment between management and stockholders. In fiscal 2015, the following SAR grants were made (the amounts below represent the number of shares underlying the SARs):

Mondello	100,000
Alexander	65,000
Muir	75,000
Peters	75,000
Paver	45,000

CEO COMPENSATION FOR FISCAL 2015

At the time of Mark Mondello’s appointment as Chief Executive Officer in 2013, the Compensation Committee, with the input of SH&P, designed a compensation program for Mr. Mondello that was intended to raise target compensation up to median levels over a multi-year timeframe. CEO compensation increased in fiscal 2015 as part of this planned process. Additionally, the Compensation Committee reviewed current market data as part of its regular annual review of CEO compensation, which includes both peer group and compensation survey data. This analysis showed that Mr. Mondello’s fiscal 2015 salary and target total cash compensation (salary plus target annual cash incentive) each were at approximately 9% below the market median and target total direct compensation (target total cash compensation plus the target value of long-term incentives granted) was at approximately 5% below the market median. Mr. Mondello does not receive any pension benefits, severance commitments, change in control excise tax gross-up commitments, or perquisites. Additional items of CEO compensation are generally those available to all salaried U.S. employees (such as 401(k) matching contributions).

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Jabil under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Jabil specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting of Stockholders and incorporated by reference in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015.

By the Compensation Committee

David M. Stout, Chair

Mel S. Lavitt

Lawrence J. Murphy

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for fiscal 2015, 2014 and 2013 except as indicated below. The NEOs are our Chief Executive Officer, our Chief Financial Officer, and each of our next three most highly compensated executive officers based upon their total compensation during fiscal 2015.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark T. Mondello Chief Executive Officer	2015	1,050,000	5,642,593	633,000	3,150,000	10,400	10,485,993
	2014	1,000,000	5,526,912	-	-	12,202	6,539,114
	2013	925,000	3,593,462	-	155,400	10,200	4,684,062
Forbes I. J. Alexander Chief Financial Officer	2015	670,000	1,779,108	411,450	1,608,000	10,400	4,478,958
	2014	635,000	1,922,529	-	-	10,400	2,567,929
	2013	615,000	1,797,488	-	68,880	5,100	2,486,468
William D. Muir, Jr. Chief Operating Officer	2015	670,000	1,956,982	474,750	1,608,000	11,037	4,720,769
	2014	640,000	2,276,151	-	-	11,770	2,927,921
	2013	620,000	1,878,096	-	83,328	10,200	2,591,624
William E. Peters President	2015	670,000	1,956,982	474,750	1,608,000	10,729	4,720,461
	2014	640,000	2,276,151	-	-	10,400	2,926,551
	2013	620,000	1,950,168	-	83,328	11,599	2,665,095
Robert L. Paver Chief Legal Officer, Corporate Secretary and General Counsel	2015	580,000	1,026,750	284,850	928,000	11,345	2,830,945

(1)	The “Salary” column reflects the salaries for the fiscal year on an accrual basis, including any amount deferred under Jabil’s Executive Deferred Compensation Plan. See “Non-Qualified Deferred Compensation in Fiscal 2015.”
(2)	The “Stock Awards” column contains both performance-based and time-based RSU awards and assumes a target level of achievement for the performance-based awards. Amounts reflect the aggregate grant date fair value of the awards pursuant to ASC 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2015.

For the performance-based RSUs in this column, assuming that the highest level of performance conditions will be achieved (150% maximum) the grant date fair value for each NEO would be as follows:

Name	Maximum Achievement Value ($)
Mondello	5,642,686
Alexander	1,779,200
Muir	1,956,982
Peters	1,956,982
Paver	1,026,750

See the Grants of Plan-Based Awards in Fiscal 2015 Table and the “Compensation Discussion and Analysis” for information with respect to RSU awards made in fiscal 2015 and the Outstanding Equity Awards at 2015 Fiscal Year End Table with respect to RSU awards made prior to fiscal 2015. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

(3)	Amounts shown under the “Option Awards” column reflect the grant date fair value of the SARs pursuant to ASC 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The SARs vested at 100% on the grant date so there will be no forfeitures related to service-based vesting conditions. The grant date fair value of the awards was calculated using a Monte Carlo simulation model.
(4)

Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent annual incentive award amounts under our Short-Term Incentive Plan for services performed in each fiscal year including any amount deferred under Jabil’s Executive Deferred Compensation Plan. For additional information about our Short-Term Incentive Plan and these payouts see the “Compensation Discussion and Analysis”, “Non-Qualified Deferred Compensation in Fiscal 2015” and the Grants of Plan-Based Awards in Fiscal 2015 Table.

(5)	The following table describes the components of the “All Other Compensation” column for fiscal 2015:

Name	Jabil Contributions to 401(k) Plan ($)	Perquisites and Other Personal Benefits ($)(a)	Total ($)
Mondello	10,400	-	10,400
Alexander	10,400	-	10,400
Muir	10,400	637	11,037
Peters	10,400	329	10,729
Paver	10,400	945	11,345

(a)	These amounts are for physical examinations.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2015

The following table provides information about cash and equity incentive compensation awarded to our NEOs in fiscal 2015, including: (i) the grant date of awards; (ii) the range of possible cash payouts under our Short-Term Incentive Plan for fiscal 2015 performance ) for achievement of pre-specified levels of performance (over the performance period as described in the “Compensation Discussion and Analysis” section of this Proxy Statement); (iii) the range of shares that may be earned under our performance-based RSU awards for achievement of pre-specified levels of performance (over the performance period as described in the “Compensation Discussion and Analysis” section of this Proxy Statement); (iv) the number of time-based RSUs granted (which are included in the “All Other Stock Awards: Number of Shares of Stock or Units” column); (v) the number and exercise price of SARs granted; and (vi) the grant date fair value of performance-based RSUs, time-based RSUs, and SARs computed under ASC 718.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Type (3)	Threshold (#)	Target (#)	Maximum (#)
Mondello	10/16/2014	338,625	1,575,000	3,150,000	-	-	-	-	-	-	-	-
	10/16/2014	-	-	-	EPS	40,690	203,450	305,175	-	-	-	3,761,791
	10/16/2014	-	-	-	TBRS	-	-	-	101,720	-	-	1,880,803
	10/16/2014	-	-	-	SAR	-	-	-	-	100,000	18.49	633,000
Alexander	10/16/2014	172,860	804,000	1,608,000	-	-	-	-	-	-	-	-
	10/16/2014	-	-	-	EPS	12,830	64,150	96,225	-	-	-	1,186,134
	10/16/2014	-	-	-	TBRS	-	-	-	32,070	-	-	592,974
	10/16/2014	-	-	-	SAR	-	-	-	-	65,000	18.49	411,450
Muir	10/16/2014	172,860	804,000	1,608,000	-	-	-	-	-	-	-	-
	10/16/2014	-	-	-	EPS	14,112	70,560	105,840	-	-	-	1,304,654
	10/16/2014	-	-	-	TBRS	-	-	-	35,280	-	-	652,327
	10/16/2014	-	-	-	SAR	-	-	-	-	75,000	18.49	474,750
Peters	10/16/2014	168,840	804,000	1,608,000	-	-	-	-	-	-	-	-
	10/16/2014	-	-	-	EPS	14,112	70,560	105,840	-	-	-	1,304,654
	10/16/2014	-	-	-	TBRS	-	-	-	35,280	-	-	652,327
	10/16/2014	-	-	-	SAR	-	-	-	-	75,000	18.49	474,750
Paver	10/16/2014	99,760	464,000	928,000	-	-	-	-	-	-	-	-
	10/16/2014	-	-	-	EPS	7,404	37,020	55,530	-	-	-	684,500
	10/16/2014	-	-	-	TBRS	-	-	-	18,510	-	-	342,250
	10/16/2014	-	-	-	SAR	-	-	-	-	45,000	18.49	284,850

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts for the awards granted on October 16, 2014 under our Short-Term Incentive Plan for achievement of pre-specified levels of performance in fiscal 2015. If performance is below threshold, then no amounts are paid. For additional information related to the annual cash incentive awards and long-term cash incentive awards, including performance goals, measures and weighting for the annual cash incentive awards, see “Compensation Discussion and Analysis.” For actual annual cash incentive award payout amounts for fiscal 2015, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of performance-based RSUs granted under our 2011 Stock Incentive Plan in fiscal 2015. For additional information related to the performance period, performance measures and targets, see “Compensation Discussion and Analysis”. During the performance period, the NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an issued and outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(3)	The type of award refers to awards’ vesting criteria and related terms. “EPS” refers to performance-based RSU awards based on cumulative core EPS targets. “TBRS” refers to time-based RSU awards. “SAR” refers to stock appreciation right awards.
(4)	The “Exercise or Base Price of Option Awards” column shows the base price for the SARs granted, which was the closing price of Jabil’s common stock on the grant date, October 16, 2014.
(5)	The “Grant Date Fair Value of Stock and Option Awards” column shows the full grant date fair value of the performance- and time-based RSUs and SARs granted to the NEOs in fiscal 2015. The grant date fair value of the awards is determined under ASC 718 and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The fair value of each share underlying a performance-based award for this purpose is equal to the closing price per share of a share of our common stock on the grant date. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR END

The following table provides information regarding outstanding unexercised stock options (including SARs) and unvested RSU awards held by each of our NEOs as of August 31, 2015. Each grant of options (including SARs) or unvested RSU awards is shown separately for each NEO. The vesting schedule for each award of options (including SARs) is shown following this table based on the grant date.

		Option Awards (1)				Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
Mondello	10/11/2005	64,630	-	29.79	10/10/2015	-	-	-	-
	10/26/2006	74,933	-	29.31	10/25/2016	-	-	-	-
	10/20/2011	-	-	-	-	-	-	22,368	432,821
	10/16/2012	-	-	-	-	26,951	521,502	27,360	529,416
	10/17/2013	-	-	-	-	58,457	1,131,143	33,406	646,406
	10/16/2014	80,000	-	18.49	10/16/2021	101,720	1,968,282	40,690	787,352
Alexander	10/11/2005	38,537	-	29.79	10/10/2015	-	-	-	-
	10/26/2006	45,763	-	29.31	10/25/2016	-	-	-	-
	10/24/2007	15,000	-	21.56	10/23/2017	-	-	-	-
	10/20/2011	-	-	-	-	-	-	16,140	312,309
	10/16/2012	-	-	-	-	13,616	263,470	13,618	263,508
	10/17/2013	-	-	-	-	20,335	393,482	11,620	224,847
	10/16/2014	65,000	-	18.49	10/16/2021	32,070	620,555	12,830	248,261
Muir	10/11/2005	32,114	-	29.79	10/10/2015	-	-	-	-
	10/26/2006	36,128	-	29.31	10/25/2016	-	-	-	-
	10/24/2007	25,000	-	21.56	10/23/2017	-	-	-	-
	10/20/2011	-	-	-	-	-	-	16,843	325,912
	10/16/2012	-	-	-	-	14,228	275,312	14,228	275,312
	10/17/2013	-	-	-	-	24,073	465,813	13,758	266,217
	10/16/2014	75,000	-	18.49	10/16/2021	35,280	682,668	14,112	273,067
Peters	10/11/2005	32,114	-	29.79	10/10/2015	-	-	-	-
	10/26/2006	36,128	-	29.31	10/25/2016	-	-	-	-
	10/24/2007	20,000	-	21.56	10/23/2017	-	-	-	-
	10/20/2011	-	-	-	-	-	-	12,282	237,657
	10/16/2012	-	-	-	-	10,224	197,834	10,224	197,834
	1/24/2013	-	-	-	-	4,004	77,477	4,004	77,477
	10/17/2013	-	-	-	-	24,073	465,813	13,758	266,217
	10/16/2014	75,000	-	18.49	10/16/2021	35,280	682,668	14,112	273,067
Paver	10/11/2005	12,000	-	29.79	10/10/2015	-	-	-	-
	10/26/2006	16,000	-	29.31	10/25/2016	-	-	-	-
	10/20/2011	-	-	-	-	-	-	7,439	143,945
	10/16/2012	-	-	-	-	6,692	129,490	6,692	129,490
	10/17/2013	-	-	-	-	11,389	220,377	6,506	125,891
	10/16/2014	-	-	-	-	18,510	358,169	7,404	143,267

(1)	The options include incentive stock options, non-qualified stock options and SARs. The exercise or base price for all grants is the closing price of a share of our common stock on the last trading day before the date of grant, in accordance with the terms of our equity incentive plans as in effect prior to October 25, 2007, except for SAR awards for fiscal 2015. The base price for the SAR awards for fiscal 2015 is the closing price of a share of our common stock on the date of grant, in accordance with the terms of our 2011 Stock Incentive Plan. The exercise price of stock options may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” or “net settlement” procedures. All SARs are settled in shares of our common stock. In the event of termination of employment for any reason other than retirement, stock options and SARs may be exercised only to the extent they were vested on the date of termination. Stock options and SARs expire 10 years from the date of grant, subject to earlier termination if the grantee’s employment terminates in certain circumstances. In the event of termination for any reason other than retirement, death or disability, stock options and SARs may be exercised during the 30-day period following termination. In the event of death or disability, stock options and SARs remain exercisable for a period of 12 months but in no event after the stated expiration date of the award. In the event of retirement, stock options and SARs remain exercisable for a specified period of time based upon the NEO’s age and/or years of service with Jabil. The following table details the vesting schedule for stock option and SAR grants based upon the grant date:

Grant Date	Vesting
10/11/2005, 10/25/2005, 10/26/2006	SARs vested at a rate of one-twelfth fifteen months after the grant date (on January 11, 2007, January 25, 2007 and January 26, 2008, respectively) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 11, 2009, October 25, 2009 and October 26, 2010, respectively).
4/24/2007	SARs vested at a rate of one-twelfth fifteen months after the grant date (on July 24, 2008) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on April 24, 2011).
10/24/2007	SARs vested at a rate of one-twelfth fifteen months after the grant date (on January 24, 2009) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 24, 2011).
10/16/2014	SARs vested at 100% on the grant date.

(2)	These are grants of time-based RSUs and will cease being restricted at the rate of 30% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and 40% on the third anniversary of the grant date. The NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an issued and outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(3)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $19.35, the closing market price of Jabil common stock on August 31, 2015.
(4)	These amounts represent the number of shares of performance-based RSUs granted in fiscal 2012, 2013, 2014 and 2015. The performance period for each is described in the “Compensation Discussion and Analysis.” For the performance-based RSUs granted in fiscal 2012, 2013, 2014 and 2015, the number of shares and related values as of August 31, 2015 represent the award at threshold level given that performance through the end of the previous fiscal year has not exceeded the thresholds. Actual results may cause our NEOs to earn more or fewer shares. During the performance period, the NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an issued and outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(5)	The market value shown was determined by multiplying the number of shares of unearned performance-based RSUs at the applicable level of performance set forth in footnote (4) by $19.35, the closing market price of Jabil common stock on August 31, 2015.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2015

Our NEOs acquired the following shares upon the exercise of options (including SARs) and vesting of stock awards during fiscal 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mondello	40,000	180,400	67,634	1,250,755
Alexander	0	0	35,067	648,491
Muir	0	0	37,831	699,602
Peters	0	0	33,270	615,269
Paver	45,000	216,750	17,339	320,648

(1)	The value realized upon the exercise of stock options and SARs is the difference between the exercise or base price and the market price of our common stock upon exercise for each option or SAR. The value realized was determined without considering any taxes that were owed upon exercise.
(2)	The value realized upon vesting is determined by multiplying the number of shares that vested by Jabil’s closing stock price per share on the day prior to the vesting date. The value realized was determined without considering any taxes that were owed upon vesting.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2015

In fiscal 2015, we permitted NEOs to elect to defer a portion of salary and annual incentive awards under the Jabil Circuit, Inc. Executive Deferred Compensation Plan. The following table shows cash compensation that was deemed deferred by our NEOs, the aggregate earnings and aggregate withdrawals or distributions during fiscal 2015, and the aggregate balance deemed as of August 31, 2015. For additional information on this plan, see the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section.

Name	NEO Contributions in Fiscal 2015 ($)	Registrant Contributions in Fiscal 2015 ($)	Aggregate Earnings in Fiscal 2015 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of August 31, 2015 ($)(1)
Mondello	-	-	-	-	-
Alexander	-	-	(5,959)	-	627,250
Muir	-	-	-	-	-
Peters	-	-	-	-	-
Paver	-	-	-	-	-

(1)	Of the total reported in this column for Mr. Alexander, (a) $307,505 was reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2011 and (b) $170,730 was reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2012.

POTENTIAL PAYMENTS UPON TERMINATION

OR A CHANGE IN CONTROL

Jabil’s NEOs do not have employment or severance agreements. Accordingly, upon a termination with or without cause, or following a change in control or for any other reason, the only cash amounts the applicable NEO(s) receive are salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make some type of cash severance payment. The Compensation Committee may, in its discretion, award a bonus for the year of retirement, pro-rated for service through the date of retirement. The only other scenarios in which our NEOs may receive additional amounts are in connection with accelerated or continued vesting of outstanding equity awards and long-term cash incentive awards following a change in control, retirement, death or disability.

In the event of a change in control, awards outstanding under the 2002 Stock Incentive Plan and the 2011 Stock Incentive Plan will accelerate on the first anniversary of the change in control if the NEO has remained an employee, consultant or non-employee director or, if earlier, on the date the grantee is terminated without cause or resigns for good reason. With respect to the 2011 Stock Incentive Plan, the preceding discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. These provisions are more fully discussed in the “Change in Control Arrangements” section above.

In general, upon termination of employment, all unvested RSUs are forfeited unless (i) there is a change in control, or (ii) in the case of RSUs, the NEO is retirement-eligible, dies or becomes disabled. In fiscal 2013, the Compensation Committee approved long-term performance-based cash incentive awards that are forfeited upon termination of employment unless (i) there is a change in control before August 31, 2015, or (ii) the NEO is retirement-eligible, dies or becomes disabled. Awards that contain retirement, death or disability provisions may vest in whole or in part as discussed in the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis.”

The following table sets forth the additional amounts that could have been payable by Jabil and realized by each NEO if termination of his employment were to have occurred as of August 31, 2015 for these scenarios. Amounts payable or realizable upon termination due to a change in control would be payable in a lump sum payment. The value upon continued vesting of equity awards (which would occur upon termination due to retirement, termination due to death and termination due to disability) would be realizable upon the respective vesting dates.

All NEOs	Termination Due to Change in Control ($)		Termination Due to Retirement ($)		Termination Due to Death ($)		Termination Due to Disability ($)
Salary	0		0		0		0
Cash incentives	All unvested long-term cash awards would be accelerated, resulting in these values:		0		0		0
	Mondello	1,507,500
	Alexander	750,350
	Muir	783,960
	Peters	563,340
	Paver	368,730
Equity	All unvested equity grants would be accelerated, resulting in these values:		Unvested performance-based and time-based RSUs would continue to vest, resulting in these values:		Unvested performance- based and time-based RSUs would vest immediately, resulting in these values:		Unvested time-based RSUs would vest immediately and unvested performance–based RSUs would continue to vest, resulting in these values:
	Mondello	19,185,235	Mondello	8,738,750	Mondello	3,620,927	Mondello	5,589,306
	Alexander	7,704,899	Alexander	2,891,238	Alexander	1,277,506	Alexander	1,898,158
	Muir	8,474,507	Muir	0	Muir	1,423,792	Muir	2,106,460
	Peters	8,033,211	Peters	3,198,729	Peters	1,423,792	Peters	2,106,460
	Paver	4,093,860	Paver	1,782,541	Paver	708,036	Paver	1,066,204

The values above represent achievement of the maximum amount that could be realized at the market closing price on August 31, 2015. The only equity grants that were unvested at August 31, 2015 are RSU grants as all options and SARs have vested as of August 31, 2015.

Equity Compensation Plan Information

The following table provides a summary of our compensation plans under which equity securities of Jabil were authorized for issuance as of August 31, 2015:

PLAN CATEGORY	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Security Holders:
2002 Stock Incentive Plan	3,394,878(3)	$27.49	N/A
2011 Stock Award and Incentive Plan	340,000	$18.49	8,376,072
2011 Employee Stock Purchase Plan	N/A	N/A	2,259,724
Restricted Stock Unit Awards	11,931,585(4)	N/A	N/A
TOTAL	15,666,463		10,635,796
Equity Compensation Plans Not Approved by Security Holders:
	0	0	0

(1)	The weighted-average exercise price does not take into account the shares issuable upon vesting of RSUs, which are not options, warrants or rights and have no exercise price.
(2)	All of the shares available for future issuance under the 2011 Stock Incentive Plan may be issued in connection with options, rights, restricted stock or other stock-based awards.
(3)	Amount reflects the number of shares of securities to be issued upon exercise of outstanding options, warrants and rights.
(4)	Amount reflects the number of shares issuable upon vesting of RSUs granted under the 2011 Stock Incentive Plan, which represents the maximum number of shares that can vest based on the achievement of certain performance criteria.

OTHER PROCEDURAL MATTERS

Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend. Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report, including the Annual Report on Form 10-K, is not to be considered part of this proxy solicitation material.

THE BOARD OF DIRECTORS

St. Petersburg, Florida

December 9, 2015

APPENDIX A

JABIL CIRCUIT, INC.

2011 STOCK AWARD AND INCENTIVE PLAN,

AS AMENDED AND RESTATED

1.	Purposes of the Plan. The purposes of this Stock Award and Incentive Plan are to help the Company and its Subsidiaries attract and retain personnel for positions of substantial responsibility, to provide for incentive awards that appropriately reward achievement of Company and business-unit goals, and to promote the success of the Company’s business.

2.	Definitions. As used herein, the following definitions shall apply:

a)	“Administrator” means the Board or any Committee or person(s) as shall be administering the Plan, in accordance with Section 4 of the Plan.

b)	“Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax, securities, contract and other laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted, all as amended through the applicable date. The term “Applicable Law” includes laws and regulations that are not mandatory but compliance with which confers benefits on the Company or Grantees (e.g., Code Sections 162(m), 409A, and 422, and Exchange Act Rule 16b-3), where such compliance is intended under the Plan.

c)	“Award” means an Option, Stock Appreciation Right, Stock Award, Cash-Based Award, or Other Stock-Based Award granted under the Plan.

d)	“Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Administrator.

e)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.

f)	“Board” means the Board of Directors of the Company.

g)	“Cash-Based Award” means an Award granted under Section 9 of the Plan.

h)	“Cause” means, unless otherwise provided in an Award Agreement:

i)	A Grantee’s conviction of a crime involving fraud or dishonesty; or

ii)	A Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct, provided, however, that for purposes of this Section 2.h)ii), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).

i)	“Change in Control” means the happening of any of the following after the Plan has become effective, unless otherwise provided in an Award Agreement:

i)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Company or one of its Subsidiaries, provided, for the avoidance of doubt, that the sale of a Subsidiary shall not constitute a Change in Control if the Subsidiary does not represent substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole;

ii)	the adoption of a plan relating to the Company’s liquidation or dissolution, with all material contingencies satisfied or waived, and the taking of a substantial step to implement such liquidation or dissolution;

iii)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person other than the Company or its Subsidiaries, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s voting stock or other voting stock into which the Company’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

iv)	the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the voting stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of voting stock of the Company outstanding immediately prior to such transaction directly or indirectly constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; or

v)	the first day on which a majority of the members of the Board are not Continuing Directors. “Continuing Director” means, as of any date of determination with respect to any Award, any member of the Board who (1) was a member of the Board on the Date of Grant of such Award; or (2) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

j)	“Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation includes regulations, proposed regulations and applicable guidance thereunder.

k)	“Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

l)	“Common Stock” means the Common Stock, $.001 par value, of the Company.

m)	“Company” means Jabil Circuit, Inc., a Delaware corporation.

n)	“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, excluding an Employee and Director performing services in his or her capacity as such.

o)	“Continuous Status as an Employee or Consultant or Non-Employee Director” means, unless otherwise provided in an Award Agreement, that the employment or service or consulting relationship is not interrupted or terminated in any way (whether by the Company, any Parent or Subsidiary, or by the Grantee). Unless otherwise provided in an Award Agreement, Continuous Status as an Employee or Consultant or Non-Employee Director shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute, or (ii) transfers between locations of the Company or between the Company, a Parent, Subsidiary or successor of the Company; or (iii) a change in the status of the Grantee from Employee to Consultant or Non-Employee Director, or from Consultant to Employee or Non-Employee Director, or from Non-Employee Director to Employee or Consultant (subject to Section 21 and other applicable requirements of Code Section 409A).

p)	“Covered Shares” means the Common Stock subject to an Award, including the gross number of shares underlying an Option or Stock Appreciation Right or Restricted Stock Unit Award.

q)	“Date of Grant” means the date specified by the Administrator on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Administrator makes the final determination granting the Award.

r)	“Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates, unless otherwise specified in an Award Agreement (subject to Section 21 and other applicable requirements of Code Section 409A).

s)	“Director” means a member of the Board.

t)	“Disability” means, unless otherwise provided in an Award Agreement, total and permanent disability as defined in Section 22(e)(3) of the Code.

u)	“Dividend Equivalent” means a right to receive a payment equal to the amount of cash dividends and value of other distributions that would have been payable on Covered Shares during a period of time had such Covered Shares been issued to the Grantee during such period of time.

v)	“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

w)	“Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or regulation includes regulations and applicable guidance thereunder.

x)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

i)	If the Common Stock is listed on any established stock exchange and readily tradable on such market, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock in consolidated trading in such listed securities on the day of determination (or, if no closing sales price for such day is reported, on the latest previous trading day), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

ii)	In the absence of an established market for the Common Stock or ready tradability in such market, the Administrator shall determine Fair Market Value on a reasonable basis using a method that complies with Code Section 409A.

y)	“Good Reason” means, unless otherwise provided by an Award Agreement:

i)	The assignment to the Grantee of any duties adverse to the Grantee and materially inconsistent with the Grantee’s position (including status, titles and reporting requirement), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith;

ii)	Any material reduction in compensation; or

iii)	Change in location of office of more than 35 miles without prior consent of the Grantee;

provided, however, that the Grantee’s resignation will not constitute a resignation for Good Reason unless the Grantee first provides written notice to the Company of the existence of the Good Reason within 90 days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Company for more than 30 days following such written notice of the Good Reason from the Grantee to the Company, and the effective date of the Grantee’s resignation is within one year following the effective date of the occurrence of the Good Reason.

z)	“Grantee” means an individual who has been granted an Award.

aa)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

bb)	“Non-Employee Director” means a Director who is not an Employee.

cc)	“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

dd)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

ee)	“Option” means an option to purchase Shares granted under Section 6 of the Plan.

ff)	“Option Price” means the purchase price payable upon the exercise of an Option.

gg)	“Other Stock-Based Award” means an Award granted under Section 10 of the Plan.

hh)	“Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company holds at least 50 percent of the voting shares of one of the other corporations in such chain.

ii)	“Plan” means this 2011 Stock Award and Incentive Plan, as amended and restated, and as further amended from time to time.

jj)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

kk)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

ll)	“Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value per Share on the date when any such right is exercised exceeds the Base Price specified in such right.

mm)	“Stock Appreciation Right” or “SAR” means a right granted under Section 7 of the Plan.

nn)	“Stock Award” means Restricted Stock or Restricted Stock Units granted to a Grantee under Section 8 of the Plan.

oo)	“Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary

3.	Stock Subject to the Plan.

a)	Reserved Shares. Subject to the provisions of Section 13 of the Plan and except as otherwise provided in this Section 3, the maximum aggregate number of Shares reserved for issuance under the Plan is 18,350,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. The Shares issued by the Company hereunder may be, at the Company’s option, either (i) evidenced by a certificate registered in the name of the Grantee, or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee. If an Award expires or becomes unexercisable without having been exercised in full the remaining Shares that were subject to the Award shall become available for future Awards under the Plan (unless the Plan has terminated). If any portion of an outstanding award that was granted under the Jabil Circuit, Inc. 2002 Stock Incentive Plan (the “2002 Plan”) for any reason expires or is terminated or canceled or forfeited on or after the date of termination of the 2002 Plan, the Shares allocable to the expired, terminated, canceled, or forfeited portion of such 2002 Plan award shall be available for issuance under the Plan. Notwithstanding the preceding two sentences, Shares from an Award granted under the Plan or the 2002 Plan that are withheld in payment of the exercise price or taxes, and Shares subject to a Stock Appreciation Right not delivered upon exercise shall be deemed to be delivered for purposes of the Plan and therefore will not be deemed to remain or to become available under the Plan.

b)	Incentive Stock Option Maximum. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 8,850,000 Shares, subject to adjustment as provided in Section 13 of the Plan.

c)	Maximum Fiscal Year Award. No Grantee may be granted Awards relating to more than 3,000,000 Covered Shares in any one fiscal year of the Company, subject to adjustment as provided in Section 13 of the Plan. In addition, the maximum amount that a Grantee may earn by satisfaction of performance goals under cash-denominated Awards during any one fiscal year of the Company is $45,000,000. For this purpose, the fiscal year in which a performance goal is met is the year in which this limitation applies, regardless of any continuing service-based vesting or other conditions relating to settlement of the Award.

4.	Administration of the Plan.

a)	Procedure.

i)	Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to different groups of Employees and Consultants. Except as provided below, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board and constituted to satisfy Applicable Law.

ii)	Rule 16b-3. To the extent the Board or the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.

iii)	Section 162(m) of the Code. To the extent the Board or the Committee considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.

iv)	Authorization of Officers to Grant Options. In accordance with and to the extent permitted by Applicable Law, the Board may, by a resolution adopted by the Board, authorize one or more Officers to designate Employees (excluding Officers) to be Grantees of Awards and determine the number of Covered Shares to be granted to such Employees; provided, however, that the resolution adopted by the Board so authorizing such Officer or Officers shall specify the total number of Covered Shares such Officer or Officers may so grant and other terms as required by Delaware General Corporation Law Section 157(c) and other Applicable Law.

v)	Ministerial Actions. Officers are authorized to perform all ministerial functions under the Plan relating to all Grantees. “Ministerial functions” do not include granting Awards and do not include modifying Awards or taking other actions that materially increase benefits to a Grantee or result in material additional cost to the Company. Notwithstanding anything to the contrary in the preceding sentence, “ministerial functions” do include determining not to effect an Award and cancelling an Award to an individual who fails to satisfy the eligibility criteria established under the Plan or by the Administrator, or its delegate, for such Award at the time of grant. Prior to the payment of a performance-based Award to a Grantee who is not an “officer” of the Company for purposes of Section 16 of the Exchange Act, the written certification that the performance goal(s) applicable to such Award was met may be made by such Grantee’s divisional Executive Vice President or Chief Executive Officer, by the Chief Operating Officer of the Company or by the President of the Company, and such officer may, in his or her discretion, reduce the amount of compensation otherwise to be paid or earned in connection with such Award granted on or after September 1, 2013, notwithstanding the achievement of any performance goal and notwithstanding Section 15.c) or any other contrary provision of the Plan; provided, no such reduction may be made after a Change in Control.

b)	Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee or an Officer, subject to the specific duties delegated by the Board to such Committee or Officer, the Administrator shall have the authority, in its discretion:

i)	to determine the Fair Market Value of the Common Stock;

ii)	to select the Consultants and Employees and Non-Employee Directors to whom Awards will be granted under the Plan;

iii)	to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;

iv)	to determine the number of Covered Shares with respect to each Award granted under the Plan;

v)	to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;

vi)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan. Such terms and conditions, which need not be the same for each grant or for each Grantee, include, but are not limited to, the Option Price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or Covered Shares relating thereto, based in each case on such factors as the Administrator shall determine;

vii)	to construe and interpret the terms of the Plan and Awards;

viii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;

ix)	to modify or amend each Award (subject to Section 15 of the Plan);

x)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xi)	to determine the terms and restrictions applicable to Awards;

xii)	to make such adjustments or modifications to Awards granted to Grantees who are Consultants or Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;

xiii)	to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;

xiv)	to provide any notice or agreement or other communication required or permitted by the Plan in either written or electronic form;

xv)	to determine the vesting period during which each Award shall be subject to a risk of forfeiture upon a voluntary termination of employment or service, or termination in other specified circumstances, and the terms upon which such risk will end (i.e., “vesting” will occur), at a stated date or dates or on an accelerated basis in specified circumstances; and

xvi)	to make all other determinations deemed necessary or advisable for administering the Plan.

c)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.

5.	Eligibility and General Conditions of Awards.

a)	Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Non-Employee Directors, and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee, Non-Employee Director, or Consultant who has been granted an Award may be granted additional Awards. Modifications to outstanding Awards may be made without regard to whether the Grantee is then currently eligible for a new Award.

b)	Maximum Term. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than ten years after the Date of Grant, and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement; provided, however, that any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Administrator pursuant to Section 12 of the Plan may, if so permitted or required by the Administrator, extend more than ten years after the Date of Grant of the Award to which the deferral relates.

c)	Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each grant or for each Grantee, shall be set forth in an Award Agreement. The Administrator, in its discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement.

d)	Death, Disability, Termination of Continuous Status as an Employee or Consultant or Non-Employee Director, and Related Events.

i) Death. Except as otherwise provided in an Award Agreement, in the event that the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates due to death, then (a) all of the Grantee’s outstanding Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full at the date of death and shall remain exercisable in accordance with their terms, and (b) all of the Grantee’s outstanding unvested Stock Awards, Cash-Based Awards, and Other Stock-Based Awards shall become immediately fully vested and non-forfeitable at the date of death. Notwithstanding the preceding sentence, and except as otherwise provided in an Award Agreement, if the Grantee’s outstanding Award remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of death, (a) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is an Option or a Stock Appreciation Right shall immediately become non-forfeitable and exercisable at the date of death and shall remain exercisable in accordance with its terms, and the remaining portion, if any, shall be forfeited at the date of death; (b) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is a Stock Award, Cash-Based Award or Other Stock-Based Award shall become immediately vested and non-forfeitable at the date of death, and the remaining portion, if any, shall be forfeited at the date of death; and (c) any other such outstanding Award for a performance measurement period that is not an applicable performance measurement period shall be forfeited at the date of death. The pro rata portion of the Grantee’s outstanding performance-based Award for each applicable performance measurement period that shall become non-forfeitable at the Grantee’s date of death shall be determined as follows:

(A) The Company’s fiscal quarter-end coincident with or next preceding the Grantee’s death (or, if the Grantee’s death occurs in the first fiscal quarter of the applicable performance measurement period, then the Company’s fiscal quarter-end coincident with or next following the Grantee’s death) shall be treated as the end of the applicable performance measurement period, with the Administrator determining the actual level of the performance goal(s) achieved (such determination may be by means of a good faith estimate) and calculating, on a preliminary basis, the resulting portion of the Award that would have become non-forfeitable (or, with respect to Options and Stock Appreciation Rights, that would have become exercisable) for the applicable performance measurement period.

(B) The portion of the Award determined under clause (A) above shall be pro-rated by multiplying that portion by a fraction, the numerator of which is the number of months from the beginning of the applicable performance measurement period through the date of death (rounding any partial month to the next whole month) and the denominator of which is the aggregate number of months in the applicable performance measurement period.

For purposes of this Section 5.d)i), “applicable performance measurement period” means a performance measurement period that commences before the date of the Grantee’s death and that ends after the date of the Grantee’s death. Any portion of an outstanding Award that remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of death and that exceeds the pro rata portion of the Award determined under clause (A) and (B) above, including but not limited to any portion of the Award that was subject to performance-based forfeiture conditions for a performance measurement period that had not commenced at the Grantee’s date of death, shall be forfeited at the Grantee’s date of death.

(ii) Disability. Except as otherwise provided in an Award Agreement, in the event that the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates due to Disability, then (a) all of the Grantee’s outstanding Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full at the date of termination and shall remain exercisable in accordance with their terms, and (b) all of the Grantee’s outstanding unvested Stock Awards, Cash-Based Awards, and Other Stock-Based Awards shall become immediately fully vested and non-forfeitable at the date of termination. Notwithstanding the preceding sentence, and except as otherwise provided in an Award Agreement, if the Grantee’s outstanding Award remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of termination, (a) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is an Option or a Stock Appreciation Right shall remain outstanding at the Grantee’s date of termination and shall be eligible to become exercisable and non-forfeitable based on the actual achievement of the performance goal(s) in the applicable performance measurement period in accordance with the terms of the Award Agreement, and the remaining portion, if any, shall be forfeited at the date of termination; (b) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is a Stock Award, Cash-Based Award or Other Stock-Based Award shall remain outstanding at the Grantee’s date of termination and shall be eligible to become non-forfeitable based on the actual achievement of the performance goal(s) in the applicable performance measurement period in accordance with the terms of the Award Agreement, and the remaining portion, if any, shall be forfeited at the date of termination; and (c) any other such outstanding Award for a performance measurement period that is not an applicable performance measurement period shall be forfeited at the date of the Grantee’s termination due to Disability. The pro rata portion of the Grantee’s outstanding performance-based Award for each applicable performance measurement period that shall remain outstanding at the Grantee’s date of termination and that shall be eligible to become non-forfeitable shall be determined by multiplying the Award subject to the performance-based forfeiture conditions for the applicable performance measurement period as originally granted (i.e., the target Award for the applicable performance measurement period) by a fraction, the numerator of which is the number of months from the beginning of the applicable performance measurement period through the date of termination (rounding any partial month to the next whole month) and the denominator of which is the aggregate number of months in the applicable performance measurement period. For purposes of this Section 5.d)ii), “applicable performance measurement period” means a performance measurement period that commences before the Grantee’s date of termination and that ends after the date of the Grantee’s termination due to Disability. Non-forfeitability of such pro rata portion of the Grantee’s Award will remain subject to the achievement of the performance goal(s) for the applicable performance measurement period in accordance with the terms of the Award Agreement. The death of the Grantee following a termination governed by this Section 5.d)ii), or a Change in Control following such termination, shall not increase or decrease the portion of the Award forfeited or not forfeited under this Section 5.d)ii) except as otherwise provided in an Award Agreement. Any portion of an outstanding Award that remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of termination due to Disability and that exceeds the pro rata portion of the Award that remains outstanding at the date of termination under this Section 5.d)ii), including but not limited to any portion of the Award that was subject to performance-based forfeiture conditions for a performance measurement period that has not commenced at the date of the Grantee’s termination due to Disability, shall be forfeited at the Grantee’s date of termination. Unless otherwise determined by the Administrator, as a condition to the non-forfeiture of an Award or any portion of an Award under this Section 5.d)ii), the Grantee shall be required to execute a separation agreement and release, in a form prescribed by the Administrator, setting forth covenants relating to noncompetition, nonsolicitation, nondisparagement, confidentiality and similar covenants for the protection of the Company’s business and releasing the Company from liability in connection with the Grantee’s termination.

(iii) Non-Employee Directors; Other Termination Events Notwithstanding anything to the contrary in Sections 5.d)i) and 5.d)ii) above, such sections shall not apply to Awards granted to Non-Employee Directors. Except as otherwise provided in Sections 5.d)i) and 5.d)ii) above, the Administrator shall establish and set forth in each Award Agreement the manner in which the Grantee’s termination of Continuous Status as an Employee or Consultant or Non-Employee Director and related events will affect an Award.

e)	Buyout Provisions. Except as otherwise provided in this Section 5.e), the Administrator may at any time offer to buy out, for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made. No such buy out shall occur without the prior approval or consent of the Company’s stockholders if such a transaction would constitute a “repricing” defined in Section 15 of the Plan. This provision is intended only to clarify the powers of the Administrator and shall not in any way be deemed to create any rights on the part of Grantees to buyout offers or payments.

f)	Nontransferability of Awards.

i)	Except as provided in Section 5.f)iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.

ii)	Except as provided in Section 5.f)iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or to the Company) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

iii)	To the extent and in the manner permitted by Applicable Law (including restrictions applicable to Incentive Stock Options), and to the extent and in the manner permitted by the Administrator, and subject to such terms and conditions as may be prescribed by the Administrator, a Grantee may transfer an Award to:

(a)	a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);

(b)	any person sharing the employee’s household (other than a tenant or employee);

(c)	a trust in which persons described in (a) and (b) have more than 50 percent of the beneficial interest;

(d)	a foundation in which persons described in (a) or (b) or the Grantee control the management of assets; or

(e)	any other entity in which the persons described in (a) or (b) or the Grantee own more than 50 percent of the voting interests;

(f)	provided, however, that such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (a) above or the Grantee, in exchange for an interest in such entity.

6.	Options. The Administrator may grant Options to Employees or Consultants or Non-Employee Directors from time to time upon such terms and conditions as the Administrator may determine in accordance with the following provisions:

a)

Limitations on Incentive Stock Options. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares as of the Date of Grant with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. In the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the Date of Grant, or such shorter term as may be provided in the Award Agreement.

b)	Option Price and Consideration.

i)	Option Price. The per share Option Price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and, except as otherwise provided in this Section 6.b)i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.

(a)	In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share Option Price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.

(b)	Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Company of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such Option Price as the Administrator determines to be necessary to achieve such preservation of economic value.

c)	Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised (subject to Section 5.b)) and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested and exercisable according to the terms of the Award Agreement.

d)	Form of Consideration. Except as otherwise determined by the Administrator, the acceptable form of consideration for exercising an Option may consist of any combination of cash, personal check, wire transfer or:

i)	pursuant to rules and procedures approved by the Administrator, promissory note, provided however that, a promissory note shall not be an acceptable form of consideration to the extent that such a promissory note is prohibited by Applicable Law as a result of the Company’s acceptance of such a promissory note constituting (within the meaning of Section 13(k) of the Exchange Act) a direct or indirect (including through any Subsidiary) extension or maintenance of credit, arrangement for the extension of credit, or renewal of an extension of credit, in the form of a personal loan to or for any Director or executive Officer by the Company;

ii)	nonforfeitable, unrestricted Shares owned by the Grantee at the time of exercise and which have a value at the time of exercise that is equal to the Option Price;

iii)	net exercise, in which case the Company will not require a payment of the Option Price from the Grantee but will reduce the number of Shares issued upon the exercise by the number of whole Shares that has an aggregate Fair Market Value that equal to the aggregate Option Price for the portion of the Option exercised;

iv)	pursuant to procedures approved by the Administrator, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the cash amount sufficient to pay the Option Price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise; or

v)	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.

e)	Exercise of Option.

i)	Procedure for Exercise; Rights as a Stockholder.

(a)	Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

(b)	An Option may not be exercised for a fraction of a Share.

(c)	An Option shall be deemed exercised when the Company receives:

(1)	written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4.b) of the Plan or otherwise) from the person entitled to exercise the Option, and

(2)	full payment for the Shares with respect to which the Option is exercised.

(d)

Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse (or other permitted transferee). Until the stock certificate evidencing such Shares is issued or delivery is otherwise effected by the Company (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate, or provide a commercially reasonable alternative means of delivery, promptly after the Option is exercised. No Dividend Equivalents will be credited on any outstanding Option and no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are delivered upon exercise, except as provided in Section 13 of the Plan.

(e)	Exercising an Option in any manner shall decrease the number of Shares thereafter available under the Option, by the number of Shares as to which the Option is exercised.

7.	Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights to Employees or Consultants or Non-Employee Directors from time to time upon such terms and conditions as the Administrator may determine in accordance with the following provisions. A Stock Appreciation Right is the right of the Grantee to receive from the Company an amount in cash or Shares equal to the Spread at the time of the exercise of such right.

a)	Base Price. The Base Price shall be equal to or greater than the Fair Market Value on the Date of Grant.

b)	Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Company (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4.b) of the Plan or otherwise), setting forth the number of Covered Shares with respect to which the SAR is to be exercised.

c)	Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

i)	the Spread; by

ii)	the number of Shares with respect to which the SAR is exercised; provided, that the Administrator may provide in the Award Agreement that the benefit payable on exercise of an SAR shall not exceed such limit (which may be expressed as a percentage of the Fair Market Value of a Share on the Date of Grant or as a fixed value limit or otherwise) as the Administrator shall specify (this limit cannot operate to exceed the Spread). As determined by the Administrator, the payment upon exercise of an SAR may be in cash, in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.

(a)	No Dividend Equivalents will be credited on any outstanding SAR and no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares (if any) are delivered upon exercise of a SAR, except as provided in Section 13 of the Plan.

8.	Stock Awards.

a)	Authorization to Grant Stock Awards. The Administrator may grant Stock Awards to Employees or Consultants or Non-Employee Directors from time to time. A Stock Award may be made in Shares or denominated in units representing rights to receive Shares. Each Stock Award shall be evidenced by an Award Agreement that shall set forth the conditions, if any, which will need to be timely satisfied before the Stock Award will be vested and settled and the conditions, if any, under which the Grantee’s interest in the related Shares or units will be forfeited. Any such conditions for effectiveness or non-forfeitability may be based upon the passage of time and continued service by the Grantee, or the achievement of specified performance objectives, or both time-based and performance-based conditions. A Stock Award made in Shares that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock.” A Stock Award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock Units.” For the avoidance of doubt, the Administrator is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Company or a Subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Administrator.

b)	Dividends, Voting and Other Ownership Rights.

i)	Restricted Stock Awards. Unless otherwise determined by the Administrator, an Award of Restricted Stock shall entitle the Grantee to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue; provided, however, that, in the case of an Award of Restricted Stock that is conditioned on the attainment of performance goals, the Grantee shall not receive payment of any dividends unless and not earlier than such time as the Restricted Stock becomes earned. An Award Agreement may require that any or all dividends or other distributions paid on the Restricted Stock during the period for which the substantial risk of forfeiture is to continue be automatically sequestered and reinvested in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Administrator may determine.

ii)	Restricted Stock Unit Awards. Unless otherwise determined by the Administrator, a Grantee shall not have any rights as a stockholder with respect to Shares underlying an Award of Restricted Stock Units until such time, if any, as the underlying Shares are actually issued to the Grantee. The Administrator may provide in a Restricted Stock Unit Award Agreement for the payment of Dividend Equivalents to the Grantee at such times as paid to stockholders generally or at the time of vesting or other payout of the Restricted Stock Units, provided, however, that in the case of such an Award that is conditioned on the attainment of performance goals, the Grantee shall not receive payment of any Dividend Equivalents unless and not earlier than such time as the Restricted Stock Units have become earned, and provided further, that if the payment or crediting of Dividend Equivalents is in respect of an Award that is subject to Code Section 409A, then the payment or crediting of such dividends or Dividend Equivalents shall conform to the requirements of Code Section 409A.

9.

Cash-Based Awards. The Administrator may grant Cash-Based Awards to Employees or Consultants or Non-Employee Directors from time to time. Cash-Based Awards may be granted in such amounts and on such terms and conditions as the Administrator determines in its discretion. Cash-Based

Awards may be denominated in cash, in Common Stock or other securities, in units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing, and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the discretion of the Administrator.

10.	Other Stock-Based Awards. The Administrator may grant Other Stock-Based Awards to Employees or Consultants or Non-Employee Directors from time to time. Other Stock-Based Awards may be granted in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as the Administrator determines in its discretion. Other Stock-Based Awards may be denominated in cash, in Common Stock or other securities, in units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing, and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the discretion of the Administrator.

11.	Code Section 162(m) Provisions.

a)	Notwithstanding any other provision of the Plan, if the Compensation Committee of the Board (the “Compensation Committee”) determines at the time an Award is granted to a Grantee that such Grantee is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a “covered employee” within the meaning of Code Section 162(m)(3), and to the extent the Compensation Committee considers it desirable for compensation delivered pursuant to such Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Code Section 162(m), then the Compensation Committee may provide that this Section 11 is applicable to such Award under such terms as the Compensation Committee shall determine.

b)	If an Award is subject to this Section 11, then the lapsing of restrictions thereon and the distribution of Shares pursuant thereto or payment, as applicable, shall be subject to satisfaction of one, or more than one, objective performance goals. The Compensation Committee shall determine the performance goals that will be applied with respect to each Award subject to this Section 11 at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance goal(s) relate (or 25% of the specified performance measurement period if such period is less than one year). The performance criteria applicable to Awards subject to this Section 11 will be one or more of the following criteria: stock price; market share; sales, including to specified market segments or targeted customers; earnings per share, core earnings per share or variations thereof; return on equity; costs; revenue; cash to cash cycle; days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on net assets; return on sales; inventory turns; invested capital, including completion of a specified capital-raising transaction; net operating profit after tax; return on invested capital; total stockholder return; earnings; return on equity or average shareowners’ equity; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios; market performance; completion of a specified acquisition or disposition; bookings; business divestitures and acquisitions; cash position; contribution margin; customer renewals; customer retention rates; earnings before interest and taxes; EBITDA; employee satisfaction; expenses; gross profit dollars; growth in bookings; growth in revenues; net profit; net sales; new product development; number of customers; productivity; operating cash flow; operating expenses; product defect measures; product release timelines; productivity; research and development milestones; revenue growth; time to market; working capital; or such similarly objectively determinable financial or other measures as may be adopted by the Compensation Committee.

c)	The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The targeted level or levels of performance may be established in terms of Company-wide objectives or objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department or function within the Company or Subsidiary in which the Grantee is employed. The specified performance measurement period(s) may be annual, multi-year, quarterly, or of any other duration determined by the Compensation Committee. The Compensation Committee may specify that performance will be determined before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequency of occurrence, or other financial and general and administrative expenses for the performance period. Performance goals need not be based on audited financial results.

d)	Notwithstanding any contrary provision of the Plan, the Compensation Committee may not increase the number of Shares granted pursuant to any Stock Award subject to this Section 11 nor otherwise increase the compensation payable that would otherwise be due under any Award subject to this Section 11 upon achievement of a performance goal, nor may it waive the achievement of any performance goal established pursuant to this Section 11 after the performance goal has been determined under Section 11.b). The Compensation Committee may, in its discretion, reduce the amount of compensation otherwise to be paid or earned in connection with an Award granted on or after September 1, 2013, notwithstanding the achievement of any performance goal and notwithstanding Section 15.c) or any other contrary provision of the Plan; provided, no such reduction may be made after a Change in Control.

e)	Prior to the payment of any Award subject to this Section 11, the Compensation Committee shall certify in writing that the performance goal(s) applicable to such Award was met. Prior to the payment of an Award to a Grantee who is not an “officer” of the Company for purposes of Section 16 of the Exchange Act, the written certification that the performance goal(s) applicable to such Award was met may be made by such Grantee’s divisional Executive Vice President or Chief Executive Officer, by the Chief Operating Officer of the Company or by the President of the Company, and such officer may, in his or her discretion, reduce the amount of compensation otherwise to be paid or earned in connection with such Award granted on or after September 1, 2013, notwithstanding the achievement of any performance goal and notwithstanding Section 15.c) or any other contrary provision of the Plan; provided, no such reduction may be made after a Change in Control.

f)	The Compensation Committee shall have the power to impose such other restrictions on Awards subject to this Section 11 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code section 162(m).

12.	Deferral of Receipt of Payment. The Administrator may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the grant of or the lapse or waiver of restrictions with respect to Awards other than Options and SARs. If any such deferral is required or permitted, the Administrator shall establish such rules and procedures for such deferral, including rules and procedures implemented pursuant to Section 21 for compliance with Code Section 409A.

13.	Adjustments Upon Changes in Capitalization or Change of Control.

a)	Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Covered Shares, and the number of Shares which have been authorized for issuance under the Plan (including Section 3.a) and 3.b)) but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the annual per-person limitation on equity Awards, as well as the price per share of Covered Shares and share-based performance conditions of Awards, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, and in the event of an extraordinary dividend, spinoff or similar event affecting the value of Common Stock; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. In furtherance of the foregoing, a Grantee shall have a legal right to an adjustment to an Award which constitutes “share-based equity” in the event of an “equity restructuring,” as such terms are defined under Financial Accounting Standards Board Accounting Standards Codification Topic 718, which adjustment shall preserve without enlarging the value of the Award to the Grantee. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Shares. No adjustment shall be made pursuant to this Section 13 in a manner that would cause Incentive Stock Options to violate Code Section 422(b) or cause an Award to be subject to adverse tax consequences under Code Section 409A.

b)	Change in Control. Unless otherwise provided in an Award Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control.

i)	Continuation, Assumption, or Replacement of Awards.

(a)	In General. In the event of a Change in Control, the surviving or successor entity (or its parent corporation) may continue, assume, or replace Awards outstanding as of the date of the Change in Control (with such adjustments as may be required or permitted by the Plan), and such Awards or replacements therefore shall remain outstanding and be governed by their respective terms. A surviving or successor entity may elect to continue, assume, or replace all Awards or only some Awards or portions of Awards. For purposes of this subsection 13.b)i)(a), an Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its parent corporation) with appropriate adjustments to the number and type of securities subject to the Award and the Option Price thereof that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) the Grantee has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Change in Control without increasing the aggregate Option Price or Base Price of such Award and provides for a vesting or exercisability schedule that is the same as or more favorable to the Grantee.

(b)	Vesting following Continuation, Assumption, or Replacement.

(1)	If the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director does not terminate prior to the first anniversary of the date of the Change in Control (the “Change in Control Anniversary”), then on the Change in Control Anniversary (i) all of the Grantee’s continued, assumed, or replaced outstanding Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (ii) all of the Grantee’s continued, assumed, or replaced unvested Stock Awards and Other Stock-Based Awards will become immediately fully vested and non-forfeitable; and (iii) any performance objectives applicable to the Grantee’s continued, assumed, or replaced unvested Awards for performance measurement periods not yet ended at the date of the Change in Control Anniversary will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the Change in Control Anniversary (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. This subsection 13.b)i)(b)(1) shall supersede the standard vesting provision contained in an Award Agreement only to the extent that it results in accelerated vesting of the Award, and it shall not result in a delay of any vesting of an Award that otherwise would occur under the terms of the standard vesting provision contained in the Award Agreement.

(2)

If the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason, then on the Date of Termination (i) all of the Grantee’s outstanding continued, assumed, or replaced Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (ii) all of the Grantee’s continued, assumed, or replaced unvested Stock Awards and Other Stock-Based Awards will become immediately fully vested and non-forfeitable; and (iii) any performance objectives applicable to the Grantee’s unvested continued, assumed, or replaced Awards for performance measurement periods not yet ended at the date of termination will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the date of termination (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. This subsection 13.b)i)(b)(2) shall supersede the standard vesting provision contained in an Award Agreement only to the extent that it results in accelerated vesting of the Award, and it shall not result in a delay of any vesting of an Award that otherwise would occur under the terms of the standard vesting provision contained in the Award Agreement.

ii)	Acceleration of Awards. Except as otherwise provided in subsection 13.b)iii) of the Plan, if and to the extent that outstanding Awards are not continued, assumed or replaced in connection with a Change in Control, then (a) outstanding Options and Stock Appreciation Rights issued to the Grantee that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (b) all unvested Stock Awards and Other Stock-Based Awards will become immediately fully vested and non-forfeitable; and (c) any performance objectives for performance measurement periods not yet ended at the date of the Change in Control will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the Change in Control (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. The foregoing notwithstanding, an Award that constitutes a deferral of compensation under Code Section 409A will be settled on an accelerated basis only if and to the extent that such settlement does not result in tax penalties to Grantees under Section 409A.

iii)	Payment for Awards. If and to the extent that outstanding Awards are not continued, assumed or replaced in connection with a Change in Control, then the Administrator in its discretion may terminate some or all of such outstanding Awards, in whole or in part, as of the effective time of the Change in Control in exchange for payments to the holders as provided in this subsection 13.b)iii). The Administrator will not be required to treat all Awards similarly for purposes of this subsection 13.b)iii). The payment for any Award or portion thereof terminated shall be in an amount equal to the excess, if any, of (a) the fair market value (as determined in good faith by the Administrator) of the consideration that would otherwise be received in the Change in Control for the number of Shares subject to the Award or portion thereof being terminated, or, if no consideration is to be received by the Company’s stockholders in the Change in Control, the Fair Market Value of such number of shares immediately prior to the effective date of the Change in Control, over (b) the aggregate Option Price or Base Price (if any) for the Shares subject to the Award or portion thereof being terminated. If there is no excess, the Award may be terminated without payment. Any payment shall be made in such form, on such terms and subject to such conditions as the Administrator determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Change in Control, and may include subjecting such payments to vesting conditions comparable to those of the Award surrendered.

14.	Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Law. The Plan shall continue in effect until October 21, 2020, unless terminated earlier under Section 15 of the Plan.

15.	Amendment and Termination of the Plan and Awards.

a)	Amendment and Termination. Subject to the requirements of this Section 15, the Board may at any time amend, alter, suspend or terminate the Plan. The Compensation Committee may amend, alter, suspend or terminate the Plan so long as such action complies with Applicable Law, except that any Plan amendment to be presented to the stockholders for approval shall first be approved by the Board. The Administrator may at any time amend, alter, suspend or terminate an outstanding Award.

b)	Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Law. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the Applicable Law. Without the approval of stockholders, no amendment or alteration of the Plan or any outstanding Option or SAR will have the effect of amending or replacing such an Option or SAR in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means: (1) amending the terms of an Option or SAR after it is granted to lower its Option Price or Base Price; (2) any other action that is treated as a repricing under generally accepted accounting principles; and (3) canceling an Option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange or substitution for another Option, SAR, Stock Award, other equity, or cash or other property. A cancellation and exchange or substitution described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, SAR, Stock Award, or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Grantee. Adjustments to Awards under Section 13 will not be deemed “repricings,” however. The Administrator shall have no authority to amend, alter, or modify any Award term after the Award has been granted to the extent that the effect is to waive a term that otherwise at that time would be mandatory for a new Award of the same type under the Plan.

c)	Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan or an Award (i) shall materially impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Company, or (ii) impose any additional obligation on the Company or right on the Grantee, unless signed by the Company (electronically or otherwise).

16.	Conditions Upon Issuance of Shares.

a)

Legal Compliance. The Company shall not be obligated to issue Shares pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of

1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, other Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and may be further subject to the approval of counsel for the Company with respect to such compliance.

b)	Investment Representations. As a condition to the exercise of an Award or issuance of Shares in connection with an Award, the Company may require the Grantee or permitted transferee to represent and warrant at the time of any such exercise or issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required or advisable.

17.	Liability of Company.

a)	Inability to Obtain Authority. The inability of the Company to obtain authorization from any regulatory body having jurisdiction, which authorization is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. The Company shall use its best efforts to obtain such authorization.

b)	Grants Exceeding Allotted Shares. If the Covered Shares covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Covered Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 15 of the Plan.

18.	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19.	Rights of Grantees. Neither the Plan nor any Award shall confer upon a Grantee any right with respect to continuing the Grantee’s employment, service as a Director or consulting relationship with the Company or a Subsidiary, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment, service or consulting relationship at any time, with or without cause.

20.	Sub-plans for Foreign Subsidiaries. The Administrator may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

21.	Code Section 409A. It is intended that the Plan and all Awards hereunder be administered in a manner that will comply with Code Section 409A. The Administrator is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Code Section 409A. Notwithstanding anything in this Section to the contrary, no amendment to or payment under any Award will be made unless such transaction will result in no tax penalty to the Grantee. Without limiting the generality of the foregoing, if any amount shall be payable with respect to any Award hereunder as a result of a Grantee’s “separation from service” at such time as the Grantee is a “specified employee” (as those terms are defined for purposes of Code Section 409A) and such amount constitutes a deferral of compensation subject to Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the date six months after the Grantee’s separation from service (or the date of his or her earlier death). The Company may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.

22.	Withholding. The Company and any Subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Grantee, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Administrator may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee’s withholding obligations, either on a mandatory or elective basis in the discretion of the Administrator. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, except a greater amount of Stock may be withheld provided that any such withholding transaction that potentially will result in additional accounting expense to the Company must be expressly authorized by the Administrator.

23.	Governing Law. The Plan and any Award Agreements and any and all determinations made and actions taken in connection with the Plan and Award Agreements, shall be governed by and construed in accordance with the Delaware General Corporation Law and applicable federal law, and in other respects with the substantive laws of the State of Florida.

APPENDIX B

JABIL CIRCUIT, INC.

SHORT-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED

1.	Purpose. The purpose of the Jabil Circuit, Inc. Short-Term Incentive Plan, as amended and restated, is to motivate and reward short-term performance by providing cash bonus payments based upon the achievement of pre-established and objective performance goals for each fiscal year or portion of a fiscal year. The Plan is a continuation, in amended and restated form, of the plan previously known as the Jabil Circuit, Inc. Annual Incentive Plan.

2.	Definitions. The following definitions are applicable to the Plan:

(a)	“Annual Incentive Award” or “Award” means an annual incentive award made pursuant to Section 5 of the Plan.

(b)	“Base Salary” means the base rate of cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant in this Plan, including base pay a Participant could have received in cash in lieu of deferrals under the Jabil 401(k) Retirement Plan or to any cafeteria plan under Section 125 of the Code maintained by the Company.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended, including Treasury Regulations.

(e)	“Committee” means the Compensation Committee of the Board, which shall be appointed by, and serve at the pleasure of, the Board, and shall consist of members of the Board who are not employees of the Company or any affiliate thereof and who qualify as “outside directors” under Section 162(m) of the Code, as amended from time to time, and the regulations promulgated thereunder.

(f)	“Company” means Jabil Circuit, Inc., a Delaware corporation.

(g)	“Executive Officer” means an employee of the Company whom the Board has designated as an executive officer of the Company for purposes of reporting under the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

(h)	“Fiscal Year” means the fiscal year of the Company.

(i)	“Participant” means any Executive Officers designated by the Committee to participate in the Plan.

(j)	“Performance Period” means the performance measurement period specified by the Committee to which the performance target(s) under an Award relate. The Performance Period may be the Fiscal Year or any portion of the Fiscal Year.

(k)	“Plan” means this Jabil Circuit, Inc. Short-Term Incentive Plan, as amended and restated, and as it may be further amended from time to time.

(l)	“Qualified Performance-Based Compensation” means compensation intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(m)	“Target Determination Cutoff Date” means the latest possible date that will not jeopardize an Annual Incentive Award’s qualification as Qualified Performance-Based Compensation.

3.	Administration of Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to select Executive Officers to participate in the Plan, to determine performance goals and the Annual Incentive Award amounts to be paid upon achievement of the performance goals, to determine other terms and conditions of Awards under the Plan, to establish and amend rules and regulations relating to the Plan, and to make all other determinations necessary and advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. All decisions made by the Committee pursuant to the Plan shall be made in the Committee’s discretion and shall be final and binding on Executive Officers, Participants, and the Company.

4.	Designation of Participants. Participants in the Plan shall be selected by the Committee on an annual basis from among the Executive Officers.

5.	Annual Incentive Awards.

(a)	Each Participant shall be eligible to receive such Annual Incentive Award, if any, for a Performance Period as may be established by the Committee and payable pursuant to the performance criteria described below. Annual Incentive Awards consist of cash amounts payable upon the achievement during a Performance Period of specified objective performance goals. No later than the Target Determination Cutoff Date, the Committee will establish the performance goal(s) and the amount to be paid if the performance goal(s) are achieved. The Annual Incentive Award opportunity, including any designated target, threshold or maximum opportunity, for each Participant will be specified as a percentage of the Participant’s Base Salary, or as the sum of a percentage of the funds available for the payment of such Annual Incentive Award or as a stated dollar amount or dollar amount calculated under a formula based on the relevant performance goal. The maximum aggregate Annual Incentive Award that may be awarded to a Participant for a Fiscal Year shall be 300% of the Participant’s Base Salary for such Fiscal Year. In addition, the maximum aggregate Annual Incentive Award payable to any Participant during any Fiscal Year shall be $45,000,000.

(b)

Participants shall have their Annual Incentive Awards, if any, determined on the basis of the degree of achievement of performance goals which shall be established by the Committee in writing. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, shall be used by the Committee in establishing performance goals for Annual Incentive Awards: stock price; market share; sales, including to specified market segments or targeted customers; earnings per share, core earnings per share or variations thereof; return on equity; costs; revenue; cash to cash cycle; days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on net assets; return on sales; inventory turns; invested capital, including completion of a specified capital-raising transaction; net operating profit after tax; return on invested capital; total shareholder return; earnings; return on equity or average shareowners’ equity; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios; market performance; completion of a specified acquisition or disposition; bookings; business divestitures and acquisitions; cash position; contribution margin; customer renewals; customer retention rates; earnings before interest and taxes; EBITDA; employee satisfaction; expenses; gross profit dollars; growth in bookings; growth in revenues; net profit; net sales; new product development; number of customers; productivity; operating cash flow; operating expenses; product defect measures; product release timelines; productivity; research and development milestones; revenue growth; time to market; working capital; or such similarly objectively determinable financial or other measures as may be adopted by the Committee.

(c)	The targeted level or levels of performance with respect to such measurement criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Committee may, in establishing performance goals on or prior to the Target Determination Cutoff Date, specify that performance will be determined before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequency of occurrence, or other financial and general and administrative expenses for the performance period, and may provide that the attainment of the performance goal will be measured by appropriately adjusting the evaluation of performance goal performance to exclude the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results. The targeted level or levels of performance may be established in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the subsidiary, division, department or function within the Company or subsidiary in which the Participant is employed. Performance goals need not be based on audited financial results.

(d)	The Compensation Committee shall have the power to impose such other restrictions on Annual Incentive Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Qualified Performance-Based Compensation.

(e)	The Committee shall, for each Performance Period, establish the performance goal or goals from among the foregoing to apply to each Participant and a formula or matrix prescribing the extent to which such Participant’s Annual Incentive Award shall be earned based upon the achievement of such performance goal or goals. The performance goals may differ from Participant to Participant and from Award to Award.

(f)	Each Annual Incentive Award shall be earned only if at least one performance goal established in accordance with Section 5(a) and (b) has been achieved, except that the Committee may specify that the Award may become payable in the event of death, disability or a change in control to the extent permissible under Code Section 162(m) as of the end of the Performance Period. The Committee shall have no discretion to increase the amount of the Annual Incentive Award, but shall retain discretion to decrease the amount of the Annual Incentive Award at any time through the last day of the Fiscal Year in which the Performance Period ended, generally referred to as “negative discretion.” No Annual Incentive Award shall be payable except upon written certification by the Committee that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an Annual Incentive Award have been satisfied.

(g)	Payment of any Annual Incentive Award amount to be paid to a Participant based upon the degree of attainment of the applicable performance goals shall be made following the end of the Performance Period for which such Annual Incentive Award was earned, and in no event later than the date that is two and one-half months following the last day of the Fiscal Year for which such Annual Incentive Award was earned.

(h)	Annual Incentive Awards will be denominated in cash and will be payable in cash, except that the Committee may denominate an Annual Incentive Award in shares of the Company’s Common Stock and/or settle an Award in shares of Common Stock if and to the extent that shares of the Company’s Common Stock are authorized for use in incentive awards and available under a Company equity compensation plan approved by stockholders of the Company.

(i)	The Committee may defer payment of any Annual Incentive Award, or any portion thereof, to a Participant as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m) of the Code, provided that payment of the Annual Incentive Award is made as soon as reasonably practicable following the first date on which the Committee anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s deduction with respect to such payment would no longer be restricted due to the application of Section 162(m) of the Code. In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and shall be made in accordance with Section 409A of the Code.

6.

Additional Forfeiture Provisions.  The Committee may impose as a condition of Annual Incentive Awards, and as a condition of a Participant’s right to receive or retain cash, Common Stock or other property in connection with an Award, requirements that the Participant comply with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company. Annual

Incentive Awards, and the Participant’s right to receive or retain cash, Common Stock or other property in connection with an Award, will be subject to recoupment or clawback to the extent necessary to comply with any recoupment or clawback policy of the Company, or as required under Applicable Law (as defined below), regardless of whether such recoupment or clawback is applied with prospective or retroactive effect.

7.	Participant’s Interests. A Participant’s interest in any Awards shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested. None of the Company, the Board, or the Committee shall be responsible for the adequacy of the general assets of the Company to discharge, or required to reserve or set aside funds for, the payment of its obligations hereunder.

8.	Non-Alienation of Benefits; Beneficiary Designation. All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment. Subject to the foregoing, the Company may establish such procedures as it deems necessary for a Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Participant’s death.

9.	Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Company shall withhold from any payment made by it under the Plan such amount or amounts as required for purposes of complying with any federal, state, local or foreign tax or withholding requirements, unless otherwise determined by the Committee (in which case withholding may be from other payments from the Company to the Participant, if so determined by the Committee.

10.	No Employment Rights. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time, or confer upon any Participant any right to continued employment with the Company or any of its subsidiaries or affiliates. A Participant shall not be entitled to any claim or recourse if any action or inaction by the Company, or any other circumstance or event, including any circumstance or event outside the control of the Participant, adversely affects the ability of the Participant to satisfy a performance goal or in any way prevents the satisfaction of a performance goal.

11.	Determinations Final. Each determination provided for in the Plan shall be made by the Committee under such procedures as may from time to time be prescribed by the Committee and shall be made in the discretion of the Committee. Any such determination shall be conclusive.

12.	Adjustment of Awards. The Committee shall make adjustments in the method of calculating attainment of performance goals in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles; provided, however, that any such adjustments with respect to Annual Incentive Awards shall be made in a manner consistent with Section 162(m) of the Code.

13.	Nonexclusivity of the Plan. The adoption of this Plan and the grant of Annual Incentive Awards hereunder shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangement or award such other compensation as it may deem advisable with respect to any Participant.

14.	Amendment or Termination. The Board may amend, suspend or terminate the Plan from time to time. The Committee may amend, alter, suspend or terminate the Plan so long as such action complies with Applicable Law, except that any Plan amendment to be presented to the stockholders for approval shall first be approved by the Board. No such termination or amendment shall alter a Participant’s right to receive a distribution as previously earned, as to which this Plan shall remain in effect following its termination until all such amounts have been paid, except as the Company may otherwise determine. “Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax, securities, contract and other laws, and the rules and requirements of any stock exchange or quotation system on which the Company’s common stock is listed or quoted, all as amended through the applicable date. The term “Applicable Law” includes laws and regulations that are not mandatory but compliance with which confers benefits on the Company or Participants (e.g., Code Sections 162(m) and 409A), where such compliance is intended under the Plan.

15.	Code Section 409A. The Plan and the Awards granted hereunder are intended to meet the “short-term deferral” exception to the provisions of Section 409A of the Code and Treasury regulations issued thereunder or to otherwise comply with Section 409A of the Code and the Treasury regulations and guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Committee intends to administer the Plan so that it will comply with the requirements of Section 409A of the Code, neither the Committee nor the Company represents or warrants that the Plan will comply with Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to a Participant (or any other individual claiming a benefit through a Participant) for any tax, interest, or penalties a Participant may owe as a result of compensation paid under the Plan, and the Company shall have no obligation to indemnify or otherwise protect a Participant from the obligation to pay any taxes pursuant to Section 409A of the Code.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, and 5.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Anousheh Ansari	☐	☐	02 - Martha F. Brooks	☐	☐	03 - Timothy L. Main	☐	☐

	04 - Mark T. Mondello	☐	☐	05 - Frank A. Newman	☐	☐	06 - John C. Plant	☐	☐

	07 - Steven A. Raymund	☐	☐	08 - Thomas A. Sansone	☐	☐	09 - David M. Stout	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2016.	☐	☐	☐	3.	To approve (on an advisory basis) Jabil’s executive compensation.	☐	☐	☐

4.	To re-approve the material terms of the performance goals under the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan, as amended and restated.	☐	☐	☐	5.	To re-approve the material terms of the performance goals under the Jabil Circuit, Inc. Short Term Incentive Plan, as amended and restated.	☐	☐	☐

NOTE: In their discretion, the proxies may vote on such other business as may properly come before the Meeting or any adjournment thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

027BVE

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically via the Internet helps reduce Jabil’s mailing and printing costs. To receive future proxy materials electronically, if made available by Jabil, go to: http://www.computershare.com/investor and follow the instructions provided. Your participation in this program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time by going to http://www.computershare.com/investor on the Internet.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — JABIL CIRCUIT, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints ROBERT L. PAVER and FORBES I.J. ALEXANDER, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Circuit, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Circuit, Inc., to be held at the Renaissance Vinoy Golf Club, Sunset Ballroom, 600 Snell Isle Boulevard, St. Petersburg, Florida 33704, on Thursday, January 21, 2016, at 10:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting and any adjournment thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS JABIL’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2016, (3) FOR THE APPROVAL (ON AN ADVISORY BASIS) OF JABIL’S EXECUTIVE COMPENSATION, (4) FOR THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE JABIL CIRCUIT, INC. 2011 STOCK AWARD AND INCENTIVE PLAN, AS AMENDED AND RESTATED, AND (5) FOR THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE JABIL CIRCUIT, INC. SHORT TERM INCENTIVE PLAN, AS AMENDED AND RESTATED.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE